Filed Pursuant to 424(b)(7)
File No. 333-234188

The information in this preliminary prospectus supplement and the prospectus to which it relates is not complete and may be changed. This preliminary prospectus supplement and the prospectus to which it relates is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to completion, dated October 15, 2019)

Prospectus Supplement

(To Prospectus dated October 15, 2019)

16,750,000

Class A Common Shares

PAGSEGURO DIGITAL LTD.

(incorporated in the Cayman Islands)

This is an offering by our parent company Universo Online S.A., or UOL, or the Selling Shareholder, of 16,750,000 of our Class A common shares. This prospectus supplement relates to the offering by the underwriters of Class A common shares in the United States and elsewhere.

Our Class A common shares are currently listed on the New York Stock Exchange, or NYSE, under the symbol “PAGS.” Each Class A common share will be sold to investors in this offering at an assumed offering price of US$46.29 per Class A common share, which is the closing price of our Class A common shares on the NYSE on October 14, 2019.

Following this offering, UOL will beneficially own 45.3% of our outstanding share capital, assuming no exercise of the underwriters’ option to purchase additional common shares referred to below. The shares held by UOL are Class B common shares, which carry rights that are identical to the Class A common shares being sold in this offering, except that (i) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For further information, see “Description of Share Capital” in the accompanying prospectus. As a result, UOL will control approximately 89.2% of the voting power of our outstanding share capital following this offering, assuming no exercise of the underwriters’ option to purchase additional common shares.

Investing in our Class A common shares involves risks. See “Risk Factors” beginning on page S-25 of this prospectus supplement.

	Per Class A Common Share	Total
Public offering price(1)	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to UOL(1)	US$	US$

(1)	Assumes no exercise of the underwriters’ option to purchase additional common shares.
(2)	See “Underwriting” for a description of all compensation payable to the underwriters.

The underwriters also have the option, exercisable in whole or in part on a maximum of two occasions, to purchase up to an additional 2,512,500 Class A common shares from the Selling Shareholder, or the option to purchase additional common shares, at the public offering price, for 30 days after the date of this prospectus supplement. See “Underwriters—Option to Purchase Additional Class A Common Shares.”

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A common shares against payment in New York, New York on or about                     , 2019.

Global Coordinators

Goldman Sachs & Co. LLC	Morgan Stanley

The date of this prospectus supplement is                     , 2019

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Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement has been prepared by us solely for use in connection with the proposed offering of Class A common shares in the United States and elsewhere outside Brazil. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC will collectively act as underwriters in this offering.

This offering has not been and will not be registered under any Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobiliários.

Neither we, the Selling Shareholder nor the underwriters, nor any of their respective agents, have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We, the Selling Shareholder, the underwriters and their respective agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the Selling Shareholder, nor the underwriters have authorized any other person to provide you with different or additional information. Neither we, the Selling Shareholder or the underwriters, nor their respective agents, are making an offer to sell the Class A common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents (except as otherwise indicated), and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the Class A common shares. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

This document is divided in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 15, 2019, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

The offering is made in the United States and elsewhere solely on the basis of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should take this into account when making investment decisions.

For investors outside the United States: Neither we, the Selling Shareholder nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves

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about, and observe any restrictions relating to, the offering of the Class A common shares and the distribution of this prospectus supplement or the accompanying prospectus outside the United States and in their jurisdiction.

Certain amounts and percentages included in or incorporated by reference in this prospectus supplement have been rounded for ease of presentation. Percentage figures included in this prospectus supplement have not been calculated in all cases on the basis of the rounded figures but on the basis of the original amounts prior to rounding. For this reason, certain percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures in our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018. Certain other amounts that appear in this prospectus supplement may not sum due to rounding.

We have translated some of the real amounts included in this prospectus supplement into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.

Data Protection – Privacy Notice

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Law, 2017, or the DPL, which came into effect on September 30, 2019. This privacy notice puts investors in our Class A common shares on notice that through your investment in our Class A common shares, you will provide us with certain personal information which constitutes personal data within the meaning of the DPL. We collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterised as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in our Class A common shares, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils our obligation in this respect.

Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data,

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the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1-345-946-6283 or by email at info@ombudsman.ky.

Contacting PagSeguro Digital

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact our investor relations office at +55 (11) 3038-8123.

Non-GAAP Financial Measures

This prospectus supplement includes the non-GAAP measure non-GAAP Total expenses. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and its prospects for the future. Specifically, we believe the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of our core operating results and business outlook.

These measures may be different from non-GAAP financial measures used by other companies. The presentation of this non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered separately from, or as a substitute for, our financial information prepared and presented in accordance with IFRS. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with IFRS. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

The following table presents a reconciliation of our non-GAAP Total expenses to the most directly comparable GAAP measure for the six months ended June 30, 2019 and 2018:

	For the Six Months Ended June 30,
	2019	Percent Change	2018

	(in millions of reais, except for amounts per share)
Total expenses	(1,730.6)	19.0%	(1,454.1)
Less: Share-based long-term incentive plan (LTIP)	54.2	(80.1)%	272.9
Less: Tax related to remittance of IPO and follow-on proceeds (IOF tax)	-	(100.0)%	13.8

Non-GAAP total expenses (1)	(1,676.4)	43.6%	(1,167.4)

(1)	Non-GAAP total expenses excludes:
(a)

Stock-based compensation expenses in the total amount of R$54.2 million (R$272.9 million in the six months ended June 30, 2018), consisting of expenses for equity awards under our LTIP. This consists of expenses for equity awards under our long-term incentive plan (LTIP). We exclude stock-based compensation expenses from our non-GAAP measures primarily because

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they are non-cash expenses and the related employer payroll taxes depend on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe these expenses correlate to the operation of our business. The total of stock-based compensation expenses is allocated between Cost of sales and services and Administrative expenses. Excluding the stock-based compensation expenses, Cost of sales and services in the amount of R$1,302.2 million (R$927.5 million in the six months ended June 30, 2018) is adjusted by R$4.3 million (R$49.5 million in the six months ended June 30, 2018) resulting in non-GAAP Cost of sales and services of R$1,297.9 million (R$878 million in the six months ended June 30, 2018); and Administrative Expenses in the amount of R$202.2 million (R$328.2 million in the six months ended June 30, 2018) is adjusted by R$49.9 million (R$223.4 million in the six months ended June 30, 2018) resulting in non-GAAP Administrative expenses of R$152.3 million (R$104.8 million in the six months ended June 30, 2018).

(b)

Tax related to remittance of IPO and follow-on offering proceeds (IOF tax), amounted to R$13.8 million in the six months ended June 30, 2018 (where R$13.1 million related to our IPO proceeds and R$0.7 million related to our follow-on offering proceeds), which represents the impact of Brazilian IOF tax (currency remittance tax) payable when we remitted the proceeds from our sale of new shares in our IPO and in our follow-on offering from the Cayman Islands to Brazil. We exclude this IOF tax on the remittance of our IPO and follow-on offering proceeds from our non-GAAP measures primarily because it is an unusual expense. The IOF tax is fully allocated to Financial expenses. Financial expenses in the amount of R$19.3 million was therefore adjusted in the six months ended June 30, 2018 by excluding the IOF tax, resulting in non-GAAP Financial expenses in the amount of R$5.5 million in the six months ended June 30, 2018.

The following references in this prospectus supplement have the meanings shown below:

•

“PagSeguro Digital” and the “Company” mean PagSeguro Digital Ltd., the company whose shares are being offered by this prospectus supplement and the accompany prospectus. PagSeguro Digital Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands.

•	“PagSeguro Brazil” means Pagseguro Internet S.A., our operating company, a sociedade anônima incorporated in Brazil. Pagseguro Internet S.A. is substantially wholly-owned by PagSeguro Digital Ltd.

•	“PagBank” means our digital banking ecosystem, having the free PagBank digital account as the core of the financial services provided to our clients, and the related banking services.

•

“PagBank digital account” means our free digital payment account, which is the core of our client offering for both merchants and consumers, centralizes all cash-in options, functionalities, services and cash-out options in a single ecosystem so that our clients can grow their businesses in a safe, affordable, scalable and simple way, all without needing a bank account. Our PagBank digital account offers eight cash-out options including wire and peer to peer transfers, QR code payments, bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, online purchasing through our eWallet, and in-person and online purchases or cash withdrawals using our PagSeguro prepaid and cash cards.

•	“BancoSeguro” means Bancoseguro S.A., a financial institution incorporated in Brazil and wholly-owned by PagSeguro Digital Ltd.

•	“We,” “us” and “our” mean PagSeguro Digital, PagSeguro Brazil and PagSeguro Brazil’s subsidiaries on a consolidated basis.

•	“PagSeguro” means our digital payments business, which is operated by PagSeguro Brazil.

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•

“UOL” and the “Selling Shareholder” mean Universo Online S.A., the controlling shareholder, of PagSeguro Digital. UOL is selling 16,750,000 existing Class A common shares of PagSeguro Digital in this offering (assuming no exercise of the underwriters’ option to purchase additional common shares from UOL). For more information regarding UOL, see “Principal and Selling Shareholders.”

•	The “underwriters” means Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, who will together act as the underwriters of this offering.

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus supplement to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

This prospectus supplement contains various illustrations of our products and services. For convenience, we have translated the text in those illustrations into English. The actual products and services are generally presented to our customers in Portuguese only.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference into this prospectus supplement our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 16, 2019, and any amendments thereto, if any (the “2018 20-F”).

We incorporate by reference into this prospectus supplement the following current reports on Form 6-K:

(1)	our current report on Form 6-K furnished to the SEC on May 31, 2019 relating to the minutes of our annual general meeting held on May 30, 2019;

(2)

our current report on Form 6-K furnished to the SEC on August 15, 2019 containing our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three-month and six-month periods ended June 30, 2019 and June 30, 2018 and related notes, as amended by our current report on Form 6-K/A furnished to the SEC on the date hereof containing Interactive Data File disclosure in accordance with Rule 405 of Regulation S-T;

(3)

our current report on Form 6-K furnished to the SEC on the date hereof containing: (i) our operating and financial review as of and for the six-month periods ended June 30, 2019 and June 30, 2018; and (ii) recent developments; and

(4)	our current report on Form 6-K furnished to the SEC on the date hereof containing our preliminary third quarter 2019 results.

We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: PagSeguro Digital Ltd., Av. Brigadeiro Faria Lima, 1384, 4º andar, parte A, São Paulo, SP, 01451-001, Brazil, phone: + 55 3038-8123, email: ir@pagseguro.com.

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GLOSSARY OF TERMS

The following is a glossary of industry and other defined terms used in this prospectus supplement:

“ABECS” means the Brazilian Association of Credit Card and Services Companies (Associação Brasileira de Empresas de Cartões de Crédito e Serviços).

“acquirer” means a payment institution that does not manage payment accounts, but enables merchants to accept payment cards issued by a payment institution or by a financial institution that participates in a card scheme. The acquirer receives the card transaction details from the merchant’s terminal, passes them to the card issuer via the card scheme for authorization, and completes the processing of the transaction. The acquirer arranges settlement of the card transaction and credits the merchant’s bank account with the funds in accordance with its service agreement with the merchant. The acquirer also deals with any chargebacks that may be received via the card issuer regarding consumer transactions with merchants.

“active merchant” means a merchant that has completed at least one transaction during the 12 months prior to a specified date.

“average spending per active merchant” is calculated by dividing our total TPV for a specified period by the average number of active merchants in such period.

“boleto” means a printable document issued by merchants that is used to make payments in Brazil. Boletos can be used to pay bills for products or services, utilities or taxes. Each boleto refers to a specific merchant and customer transaction, and includes the merchant’s name, customer information, expiration date and total amount due, plus a serial number that identifies the account to be credited and a barcode so the entire document can be read and processed by a Brazilian ATM. A boleto can be paid in cash at a bank teller, at an ATM, or by bank transfer. PagSeguro’s payment platform and merchant account can be used to pay boletos.

“card scheme” means a payment network using payment cards, such as debit or credit cards. Any bank or any other eligible institution can become a member of a card scheme, allowing it to issue payment cards operating on the card scheme. The card scheme passes card transaction details from the acquirer to the issuer and passes payments back to the acquirer, which in turn pays the merchant. MasterCard and Visa are major card schemes.

“Chargeback” refers to a claim where the consumer makes a purchase using a payment card and subsequently requests a reversal of the transaction amount from the card issuer on the basis of a commercial claim (for example, if the goods are not delivered, or are delivered damaged). Chargebacks occur more frequently in online transactions than in in-person transactions, and more frequently for goods than for services.

“Chargebacks related to fraudulent transactions” refers to chargebacks where the consumer’s request for a reversal of the transaction amount is related to an illegitimate transaction.

“eWallet” is a digital wallet that offers customers the ability to make payments online using a variety of payment methods, including cards, without having to type in the card details each time.

“GPRS” means “General Packet Radio Service”, a packet-based wireless communication service on the 2G and 3G cellular communication systems that provides continuous connection to the Internet for mobile phone and computer users.

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“IBGE” means the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatistica).

“Individual Micro Entrepreneurs” refers to businesses that are classified as such in accordance with the standard segmentation of Brazilian businesses by size under Brazilian Law No. 123/2006, known as the General Law on Micro and Small Enterprises, as amended, and the Brazilian tax code. This classification refers to businesses with annual gross revenues of up to R$81,000.

“Large Companies” refers to legal entities with annual gross revenues in excess of R$78 million. This commonly-used definition in Brazil refers to companies that are not eligible for the deemed profit (lucro presumido) taxation regime under Brazilian Law No. 9,718/1998, as amended.

“MDR” means merchant discount rate, a commission that we withhold from the transaction value paid to the merchant.

“Medium-Sized Companies” refers to legal entities with annual gross revenues of between R$4.8 million and R$78 million. This commonly-used definition in Brazil refers to companies that are eligible for the deemed profit (lucro presumido) taxation regime under Brazilian Law No. 9,718/1998, as amended.

“Micro Companies” refers to legal entities with annual gross revenues of up to R$360,000, as determined in accordance with the standard segmentation of Brazilian businesses by size under Brazilian Law No. 123/2006, known as the General Law on Micro and Small Enterprises, as amended, and the Brazilian tax code.

“Micro-Merchant” means Micro Companies and Individual Micro Entrepreneurs.

“Mobile Payments” refers to the payment method where a mobile phone is used to complete payment (with payment information being transmitted in real-time), instead of simply as an alternative channel to send payment instructions.

“mPOS” means mobile POS. mPOS devices are similar to POS devices, but they require the merchant’s cell phone in order to function and accept payments. mPOS devices connect to a merchant’s cell phone network by Bluetooth. As an example, the Minizinha is an mPOS device.

“NFC” means near-field communication.

“PagBank active user” means a merchant that has completed at least one transaction in addition to acquiring activities during the 12 months prior to a specified date or a consumer that has either a positive balance in his or her free PagBank digital account or has completed at least one transaction with PagBank during the 12 months prior to a specified date.

“PNAD” means the Brazilian National Household Sample Survey (Pesquisa Nacional por Amostra de Domicílios).

“POS” means point of sale. POS devices allow merchants to accept payments where a sale is made, whether inside an establishment or outside on the street. POS includes mPOS, although various features differentiate the two systems. As an example, the Moderninha Pro is a POS device.

“SEBRAE” means the Brazilian Micro and Small Businesses Support Service (Serviço Brasileiro de Apoio às Micro e Pequenas Empresas).

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“Small Companies” refers to legal entities that are classified as such in accordance with the standard segmentation of Brazilian businesses by size under Brazilian Law No. 123/2006, known as the General Law on Micro and Small Enterprises, as amended, and the Brazilian tax code. This classification refers to businesses with annual gross revenues of between R$360,000 and R$4.8 million.

“SMEs” refers to Small Companies and Medium-Sized Companies.

“TPV” means total payment volume, being the value of payments successfully processed through our end-to-end digital banking ecosystem, net of payment reversals.

“unique active account” means the account of an active merchant (as defined above) or of a consumer who has (i) completed at least one transaction using our eWallet during the 12 months prior to a specified date, (ii) a positive balance in his or her free PagBank digital account or (iii) completed at least one transaction with PagBank during the 12 months prior to a specified date.

“unique visitor” refers to a person who visits a website at least once in a predetermined time period, typically 30 days. Each visitor to the website is only counted once during the relevant period (i.e., if the same IP address accesses the website several times, it only counts as one visitor).

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you and we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein carefully, including the section “Risk Factors—Risks Relating to Our Business and Industry” in the 2018 20-F, incorporated by reference in this prospectus supplement; the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2019 and 2018” of the current report on Form 6-K furnished to the SEC on the date hereof, incorporated by reference in this prospectus supplement, our audited consolidated financial statements and related notes and our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018, before deciding to invest in our Class A common shares.

Our Mission

To disrupt and democratize financial services in Brazil, a concentrated, underpenetrated and high interest rate market, by providing an end-to-end digital banking ecosystem that is safe, affordable, simple and mobile-first for both merchants and consumers.

Overview

We are a disruptive provider of financial technology solutions focused primarily on consumers, individual entrepreneurs, Micro-Merchants, Small Companies and Medium-Sized Companies, or SMEs, in Brazil. Among our peers, we are the only financial technology provider in Brazil whose business model covers all of the following five pillars:

•	Multiple digital banking solutions

•	In-person payments via POS devices that we provide to merchants

•

Free digital accounts that we provide to our consumers and merchants with functionalities such as bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services

•	Issuer of prepaid, cash and credit cards

•	Operate as a full acquirer

Our end-to-end digital banking ecosystem enables our merchants not only to accept payments, but also to grow and manage their businesses. Before PagSeguro, many of these individual entrepreneurs, Micro-Merchants and SMEs were overlooked or underserved by incumbent payment providers and large financial institutions in Brazil. For example, according to a survey conducted by us in August 2019, 78% of merchants who own our entry-level mPOS device, the Minizinha, did not accept card payments prior to signing up with PagSeguro. We offer safe, affordable, simple, mobile-first solutions for merchants to accept payments and manage their cash through their free PagBank digital accounts, without the need for a traditional bank account.

Our digital banking ecosystem features our free PagBank digital account, under the brand PagBank, and offers 37 cash-in methods and eight cash-out options including bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services. Our free PagBank digital account serves both consumers and merchants.

We launched PagSeguro in 2006 as an online payment platform to provide the digital payment infrastructure necessary for e-commerce growth in Brazil. The credibility of our parent company UOL was key to this success. Founded in 1996, UOL is Brazil’s largest Internet content, digital products and services company. According to comScore, Inc., or comScore, 107 million unique visitors (approximately 88% of Brazilian internet users) accessed a UOL website in June 2019, representing an increase of 16.2% from 90.4 in April 2018, an increase of 29.3% from 81.2 million in May 2017 and an increase of 56.7% from 67.0 million in May 2016. In addition, according to Google Ad Manager (the add server system that we utilize) as of June 2019, UOL achieved approximately 6.3 billion page views, provided approximately 14.7 billion display ads and had a potential video inventory of 300 million video ads. The PagSeguro and UOL brands together gave online consumers the confidence to share their sensitive personal and financial data with us, allowing them to shop online easily and safely. As an example, we brought trust to the online merchant-customer relationship by introducing a feature where we hold the consumer’s payment in escrow for a period of time after the purchase, as a precaution in case of any commercial claims.

In 2013, we expanded from online payments into POS payments, allowing merchants to receive in-person payments. Focusing primarily on individual entrepreneurs, Micro-Merchants and SMEs, we started selling a range of POS and mobile POS, or mPOS, devices specifically designed to fit their business needs. Our devices offer competitive transaction fees and access to our end-to-end digital banking ecosystem, with a free PagBank digital account which is similar to a regular checking account. They span from our entry-level product, the Minizinha, to the Moderninha Smart. Unlike the incumbent payment providers in Brazil, who rent their POS devices to merchants, we innovated by allowing merchants to acquire their own POS device from us in 12 monthly installments. For the equivalent of three to six months of rental fees with the incumbents, merchants can have a comparable device from PagSeguro with a free PagBank digital account.

Our digital banking ecosystem helps drive financial inclusion in Brazil providing business solutions primarily designed for consumers, individual entrepreneurs, Micro-Merchants and SMEs. Our main target markets include underserved clients who have been ignored or underserved by the incumbents. Our digital banking ecosystem serves both consumers and mercants on a single platform. These merchants and consumers are attracted by our disruptive technology, which enables us to offer free, innovative, scalable and low-cost products and services with simpler onboarding, no paperwork and a high acceptance rate, while maintaining levels of fraud below those required by the card schemes. Once on our platform, merchants can offer consumers 37 cash-in methods, choose to obtain early payment of their card receivables on consumer installment transactions, and manage their cash balances on our free PagBank digital account, which offers eight cash-out options including wire and peer to peer transfers, QR code payments, bill payments, top up prepaid mobile phone credit, online purchasing through our eWallet, and in-person and online purchases or cash withdrawals using our PagSeguro prepaid and cash cards. Our management tools help them start or grow their businesses with PagSeguro as a partner, with software functionalities such as sales reports, credit and debit card reconciliation and inventory control, which we believe create a strong commercial bond with our clients. We believe the combination of all these features increases our clients’ loyalty, leading them to conduct additional business with us, in a virtuous cycle. Our merchants span businesses of all types and sizes, ranging from individual entrepreneurs, Micro-Merchants and Small Companies such as street vendors and beauty salons, to Medium-Sized Companies in retail and other sectors. We also have a growing presence in the business-to-business commerce segment.

At June 30, 2019, the PagSeguro network consisted of active clients in all 26 states and the Federal District in Brazil. Our business has continued to grow rapidly, despite the major macroeconomic slow-down in Brazil since 2014:

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At June 30, 2019, our active merchants totaled 4.7 million, compared with 4.1 million at year-end 2018 and 3.5 million at June 30, 2018. Our active merchants at year-end 2018 represented an increase of 46.4% compared with 2.8 million at year-end 2017. Our active merchants at year-end 2017 represented an increase of 100.0% compared with 1.4 million at year-end 2016. At July 31, 2019, our active merchants totaled 4.8 million compared with 3.5 at July 31, 2018. At August 30, 2019, our active merchants totaled 4.9 million compared with 3.6 million at August 30, 2018.

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At and for the six months ended June 30, 2019, our TPV totaled R$51.2 billion, compared with R$31.2 billion for the six months ended June 30, 2018. Our TPV totaled R$76.1 billion in 2018, an increase of 97.9% compared with R$38.5 billion in 2017. Our TPV in 2017 represented an increase of 173.0% compared with R$14.1 billion in 2016. Our TPV for July and August 2019 totaled R$19.6 billion, an increase of 47.8% compared with R$14.3 billion for July and August 2018.

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In the first six months of 2019, our average spending per active merchant totaled R$11,563, compared with R$10,006 in the first six months of 2018. In the three months ended June 30, 2019, our average spending per active merchant totaled R$5,858, compared with R$5,114 in the three months ended June 30, 2018. Our average spending per active merchant totaled R$21,726 in 2018, an increase of 19.8% compared with R$18,133 in 2017. Our average spending per active merchant in 2017 represented an increase of 46.2% compared with R$12,401 in 2016.

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In the first six months of 2019, our Total revenue and income totaled R$2,641.1 million, compared with R$1,929.8 million in the first six months of 2018. Our Total revenue and income totaled R$4,334.7 million in 2018 an increase of 71.8% compared with R$2,523.4 million in 2017. Our Total revenue and income in 2017 represented an increase of 121.7% compared with R$1,138.4 million in 2016.

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In the first six months of 2019, our most relevant operational revenue and income sources, our Net revenue from transaction activities and other services and Financial income totaled R$2,439.6 million, compared with R$1,565.5 million in the first six months of 2018, an increase of 55.8%. Our Net revenue from transaction activities and other services and Financial income totaled R$3,681.6 million in 2018, an increase of 80.2% compared with R$2,042.9 million in 2017. Net revenue from transaction activities and other services and Financial income in 2017 represented an increase of 134.2% compared with R$872.4 million in 2016. The principal components of our Net revenue from transaction activities and other services and financial income posted the following growth:

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Our Net revenue from transaction activities and other services totaled R$1,511.9 million in the first six months of 2019, compared with R$958.1 million in the first six months of 2018, an increase of 57.8%. Net revenue from transaction activities and other services totaled R$2,267.1 million in 2018, an increase of 85.2% compared with R$1,224.3 million in 2017. The Net revenue from transaction activities and other services in 2017 represented an increase of 155.0% compared with R$480.0 million in 2016.

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Our Financial income totaled R$927.7 million in the first six months of 2019, compared with R$607.4 million in the first six months of 2018, an increase of 52.7%. Our Financial income totaled R$1,414.5 million in 2018, an increase of 72.8% compared with R$818.6 million in 2017. Financial income in 2017 represented an increase of 108.6% compared with R$392.4 million in 2016.

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In the first six months of 2019, our Net income for the period totaled R$632.5 million, compared with R$376.1 million in the first six months of 2018. Our Net income for the year totaled R$910.4 million in 2018, representing an increase of 90.1% compared with R$478.8 million in 2017. Net income for the year in 2017 represented an increase of 274.7% compared with R$127.8 million in 2016.

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In the first six months of 2019, our non-gaap Net income for the period totaled R$668.3 million, compared with R$455.0 million in the first six months of 2018. Our non-gaap Net income for the year totaled R$1,067.7 million in 2018, representing an increase of 123.3% compared with R$478.8 million in 2017.

As of June 30, 2019, we began tracking one additional operating metric: PagBank active users.

•	At June 30, 2019, our PagBank active users totaled 1.4 million, at July 31, 2019 our PagBank active users totaled 1.5 million and at August 30, 2019, our PagBank active users totaled 1.6 million.

In 2017, according to information from IBGE’s Pesquisa Nacional por Amostra de Domicílios, or PNAD, Brazil had 27.6 million individual entrepreneurs. According to SEBRAE and the Portal do Empreendedor, Brazil has approximately 8.9 million Individual Micro Entrepreneurs and 4.5 million Micro Companies. Individual Micro Entrepreneurs and Micro Companies represent a major market opportunity, as most of them remain unbanked and seek digital payments solutions. In addition, according to SEBRAE, the number of Individual Micro Entrepreneurs in Brazil increased significantly from 2010 to August, 2019 from 780 thousand to 8.9 million. We believe that by continuing to migrate these Individual Micro Entrepreneurs and Micro Companies into our ecosystem, we can continue to drive significant additional revenue growth in the coming years. At the same time, we will continue to introduce more value-added products and services targeted to larger clients. For example, in February 2018, we announced a new functionality for our Moderninha Wi-Fi and Moderninha Pro, enabling multiple merchants to share a single POS device; in March 2018, we launched our Minizinha Chip, a POS device that combines high-end functionalities, such as Wi-Fi and GPRS connection (chip) in compact hardware that can fit in a merchant’s pocket and comes with its own SIM card and a free data plan, thus no longer requiring smartphone pairing like traditional mPOS devices; and in May 2018, we launched our Moderninha Plus, the next-generation substitute for our highly successful Moderninha Wi-Fi, now with an improved physical keyboard, a faster processor and double the battery life; and in October 2018, we launched our Moderninha Smart, a modern, portable and fully integrated Android based POS device that offers a full integration of hardware, our apps and a fast and secure payments network. In addition, in April 2019, we introduced our Instant Payments feature which enables merchants to receive payments immediately following debit and credit card transactions (both with and without installments) at the same cost as our one day payment date election service. We believe that this feature is critical for merchants, many of whom may not have access to working capital. Furthermore, in September 2019, we launched a new feature for our free PagBank digital account through which we will pay interest at a rate of 109% that offered by traditional savings accounts on account balances maintained for at least 30 days. We believe this feature will not only increase loyalty and engagement to our digital banking ecosystem but also help us acquire new PagBank users as according to Anbima, as of July 2019, 88% of Brazilians classified as traditional retail consumers used savings accounts as investment vehicles and 67% of this group of Brazilians invested in savings account.

Our merchant base is highly diversified, which shields us from dependence on a small number of business sectors or major accounts. In the six months ended June 30, 2019, our top 10 clients represented less than 3% of our TPV and our top 100 clients represented less than 5% of our TPV.

Our Market Opportunity

The Brazilian Payments Market Is Large, Yet Underpenetrated

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Although Brazil is the largest economy in Latin America as measured by gross domestic product, or GDP, digital payment penetration in the country remains low compared to more developed economies. In 2017, 58% of the Brazilian population above age 15 reported having made or received a digital payment in the past year, compared to 91% in the United States and 96% in the United Kingdom, according to the World Bank. In addition, according to a study by Instituto Locomotiva, 71% of Brazilians used cash as their main payment method. Furthermore, according to a 2018 report by the Bank of International Settlements, or BIS, and data from the World Bank, card usage as a payment method in Brazil represented only approximately 33% of private consumption in 2017, compared to approximately 44% in the United States and 52% in the United Kingdom. Credit card penetration levels are a fundamental driver for the digital payments industry, yet, according to the World Bank, in 2017, only 27% of the Brazilian population above age 15 held a credit card, compared to 66% in the United States and 65% in the United Kingdom. Despite the low credit card penetration levels in Brazil, according to a study by Instituto Locomotiva, 51% of unbanked Brazilians have borrowed a credit card to make a purchase. Furthermore, 33% of the Brazilian population above age 15 made a purchase using a debit card in 2017, compared with 68% in the United States and 82% in the United Kingdom.

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Brazil shows strong structural growth drivers for digital payments as its economy continues the transition away from cash. In 2014, according to ABECS and the Central Bank, the transaction volume for payment cards overtook the transaction volume for checks for the first time. Credit and debit card transaction volume in Brazil has increased at a compound annual growth rate of 13.2% from 2010 to 2018 according to ABECS. As a further indication of this growth, MasterCard stated that the Brazilian real was one of its three primary revenue billing currencies during 2017 and 2018.

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In e-commerce, transaction volumes in Brazil grew to R$53.2 billion in 2018 from R$18.7 billion in 2011 according to ebit, representing average growth of 16.1% per year for the period. However, e-commerce in Brazil remains underpenetrated compared to more developed economies. In Brazil, e-commerce accounted for only 3.0% of retail sales in 2017, compared to 9.0% in the United States and 19.2% in the United Kingdom, according to the eMarketer. Furthermore, according to eMarketer, in 2017, mobile e-commerce represented 26.4% of e-commerce transactions in Brazil, compared to 34.5% in the United States and 43.3% in the United Kingdom. According to a 2019 report commissioned by ABECS and carried out by Datafolha, online purchases made up only 24.8% of the total credit card transaction volume in Brazil in 2018, an increase of 6.2 percentage points from 18.6% in 2015.

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Access to Internet in Brazil is growing. According to Internet World Stats, Brazil had the fifth largest online audience in the world with 149 million Internet users in June 2019, representing penetration of 70% of the population compared with penetration of 89% in the United States. Furthermore, according to the World Bank and calculated using the weighted average, Brazil has a high penetration of mobile phones, with 113 mobile phones per 100 inhabitants at December 31, 2017, compared to 118 in Organization for Economic Cooperation and Development, or OECD, member countries and 103 worldwide. This trend is driven in part by the rollout of 3G and 4G networks. According to the Brazilian Telecommunications Association (Associação Brasileira de Telecomunicações, or Telebrasil), in July 2019, 99.7% of the Brazilian population had access to 3G networks. Access to 4G networks also continues to grow, reaching 96.2% of the Brazilian population in July 2019, according to data from Teleco. According to Global Web Index, in the second and third quarters of 2018, Brazil had the fourth highest number of minutes spent daily on the internet, with an average of 283 minutes, and according to Comscore Media Metrics, in June 2019, Brazil had the second highest number of minutes spent daily on social media, with an average of 214 minutes.

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As access to mobile Internet has grown, so has the use of mobile banking. According to a research report prepared by Deloitte on behalf of the Brazilian Bank Federation (Federação Brasileira de Bancos, or Febraban), mobile banking increased 24% from 2017 to 2018, with 40% of all online banking transactions in 2018 being made on cell phones or tablets. In addition, according to the Central Bank, cell phones are the most common method for making bank transfers in Brazil, with 29 billion mobile bank transfers taking place in 2018. However, mobile banking and mobile e-commerce remain underpenetrated in Brazil. According to information from eMarketer, the mobile payments purchase volume in Brazil increased to US$4.7 billion in 2017 from US$1.0 billion in 2014, while in the United States the volume was US$157.0 billion in 2017; yet only 18% of the Brazilian population above age 15 reported having paid bills or made a purchase online in 2018, compared to 77% in the United States and 81% in the United Kingdom, according to the World Bank.

Individual Entrepreneurs, Micro-Merchants and SMEs Account for a Large Portion of the Brazilian Economy and Need Suitable Payments Solutions to Flourish

•	According to SEBRAE and the Portal do Empreendedor, in 2018, Micro-Merchants and SMEs accounted for 99.8% of Brazil’s 13 million businesses.

•	In 2017, Brazil had 27.6 million individual entrepreneurs according to information from PNAD.

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Due to higher prices by banks and other incumbent providers many individual entrepreneurs, Micro-Merchants and SMEs remain unbanked and seek digital payments solutions. We believe that by attracting these merchants into our ecosystem with our superior value proposition, we can continue to drive significant additional revenue growth in the coming years.

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Demand for payment solutions by Micro-Merchants and SMEs is resilient, both during times of higher economic activity when sales increase, as well as during times of lower economic activity and higher unemployment, when more individual entrepreneurs open new small businesses, as demonstrated by our growth rates since our launch.

Individual Entrepreneurs, Micro-Merchants and SMEs Need Working Capital Financing

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In the standard payment cycle in Brazil, merchants receive sales revenues from credit card transactions 30 business days after the consumer transaction. In addition, Brazilian consumers expect merchants to allow them to choose at the point of purchase to have the purchase price either (i) charged to their credit card accounts in a single payment, as in other markets, or (ii) split into several payments and only charged to their credit card accounts in monthly installments. In this case, the merchant only receives the revenues after the respective monthly installment has been charged, rather than 30 business days after the original transaction. Together, the 30-day payment cycle and the installment option create working capital difficulties for merchants. We offer two services to help merchants improve their cash flow. To shorten the payment cycle, our “payment date election” service (regime de recebimento) allows our merchants to receive their credit card sales from us either (i) in the regular 30-day payment cycle or (ii) if the merchant so elects, on the 14th business day, the 1st business day or immediately after the transaction. To help our merchants offer the installment payment option to consumers, we offer to pay the monthly installment receivables to our merchants either (i) when each installment is charged to the consumer’s card or (ii) if the merchant elects our early payment feature, on an up-front basis. Micro-Merchants and SMEs have historically faced difficulties obtaining this service from the incumbent payment processing providers, and they often require merchants to request early payment on a transaction-by-transaction basis. We offer a solution to these bottlenecks through simpler onboarding and preapproval of a merchant’s early payments. The underlying receivables relating to these payments are owed to us by the credit card issuers, which are owned primarily by Brazil’s large retail banks. This early payment of receivables feature creates an important working capital alternative for our merchants while also generating income for us.

The Banking Market Represents a Blue Ocean Opportunity, Allowing Us Greater Access to Consumers

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The PagBank business activity enables us to expand into the banking and software market which, according to research conducted by the Company and Goldman Sachs & Co. LLC dated May 2019 and using data from 2018, is 14 times larger than the payments market. According to our internal estimates, while the payments market represents approximately R$24 billion, the banking market represents approximately R$336 billion, consisting of approximately R$282 billion in credit services, R$45 billion in fees and cards and R$9 billion in software solutions.

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According to IBGE and the Central Bank, in 2018, Brazil’s unbanked population totaled 68 million. Additionally, according to Global Findex, in 2017, 28 million of Brazil’s low income population did not have bank accounts. According to the same source, in 2017, 65% of bill payments made in Brazil were paid in cash. According to a study by Instituto Locomotiva, approximately 30% of the Brazilian population, or approximately 47 million Brazilians, received their salary in cash and approximately 39% of Brazil’s low income population received their salary in cash. However, Qualibest’s Banking and Fintech Insights Report published in 2018 shows that 57% of Brazil’s population is interested in adopting digital banks and 51% of new bank accounts were opened in order to receive payroll. This research supports our belief that digital banking is an attractive alternative to Brazil’s unbanked population.

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Supported by our strong PagSeguro brand, which, according to Google Trends, filtering by the Financials Category, for the twelve months ended June 30, 2019, had an average of six times more searches than the second player in our market, Mercado Pago (followed by Rede, Cielo and SumUp), our PagBank business activity has a strong platform to gain new users and promote client loyalty. As evidence of the success of our platform, we saw a 58% year-over-year increase in the average balance kept in digital checking accounts at June 2019. In addition, as of March 2019, PagSeguro was the largest prepaid card issuer in Brazil, according to CardMonitor, and in the second quarter of 2019, our PagBank app had 75 million logins.

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PagBank has already shown strong results in brand recognition. Since launch, according to the July 2019 Google Industry Report – Financial Services, the number of internet searches for “PagBank” has grown exponentially when compared to the number of internet searches for “PagSeguro account.” In addition, our PagBank app had 2.5 million downloads in the second quarter of 2019. Further evidencing the strength of our brand, according to an internal survey conducted by us, 94% of our users would hire products and services offered by PagBank. In addition, as of September 2019, our PagBank app was rated an average of 4.8 stars by 295.1 thousand reviewers in Apple’s Brazilian app store and 4.7 stars by 409.8 thousand reviewers in Google Play. These rankings compare favorably to those of our main competitors’ apps, which as of the same date were rated between 3.2 to 4.7 stars in Apple’s Brazilian app store and 3.2 and 4.5 stars in Google Play. In addition, from February 2019 to July 2019, according to the July 2019 Google Industry Report – Financial Services, the number of searches for “PagBank checking accounts,” increased from 3.75% to 11.59% of all checking account searches, whereas the number of searches among other banks remained relatively stagnant and in some cases decreased: Nubank (10.82% to 11.48%), Banco Inter (2.78% in both February 2019 and July 2019), Banco Original (0.71% to 3.31%), Banco Agibank (0.41% to 0.29%), Banco Neon (0.41% to 0.29%) and Next (0.3% (February 2019) to 0.2%). According to the July 2019 Google Industry Report – Financial Services, in June 2019, “PagBank” was the second most googled checking account term and in July 2019, “PagBank” was the most googled checking account term, experiencing a 68% month-to-month growth. The below table provides a breakdown of these results, where “PagBank” has been assigned an indexed volume (i.e., the volume of internet searches containing each brand or term) of 1.0 for comparison purposes:

Searches for Financial Services – Checking Accounts (Jul-2019)

Term / Topic	Brand	Indexed Volume	Month to Month Growth	Prior Month Ranking
1 Pagbank	Pagbank	1.00	68%	2
2 Nuconta	Nubank	0.71	10%	1
3 Itau Checking Account	Itau	0.57	20%	3
4 PagSeguro Account	Pagbank	0.39	(3)%	4
5 Open an Account at Caixa	Caixa	0.32	43%	6
6 Be Original Open Your Account	Banco Original	0.26	13%	5
7 Open Caixa Account	Caixa	0.25	36%	9
8 Open Santander Account	Santander	0.25	16%	7
9 Bradesco Checking Account	Bradesco	0.23	33%	10
10 Digital Account	Generic	0.22	3%	8

Software Solutions to Help Their Businesses Succeed

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According to research by Goldman Sachs & Co. LLC, the total addressable market in Brazil for retail management software in 2017 was R$9 billion. This represents a large potential revenue addressable market for us, especially since as of June 2019, we had 84,000 active users subscribed to our software. Through these software solutions, our merchants are able to increase sales and manage their business. Through Tilix, PagSeguro clients can improve their bill payment experience, through R2Tech, merchants can reconcile payment transactions and through NetPOS, merchants can combine payments and software integration into our smart POS.

Major Benefits for Our Customers

We offer the following major benefits for both merchants and consumers:

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PagBank offers to our customers a free PagBank digital account. With a 100% online onboarding process, without paperwork, quick turnaround and a high acceptance rate, we offer to our consumers and merchants functionalities such as bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services.

•	Consumers and merchants can sign up for PagBank through an inApp registration process that takes less than three minutes.

•	For merchants, we provide access to our advanced digital payment processing and early payment of merchants’ installment receivables. We accept merchants who are either individuals or companies.

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Customers do not need a bank account to join our ecosystem because our free PagBank digital account is similar to a regular checking account linked to the Central Bank’s platform. With a 100% online onboarding process, without paperwork, quick turnaround and a high acceptance rate, we offer access to our advanced digital banking ecosystem.

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We offer a full suite of 37 cash-in options under a single contract, with security and reliability, plus eight cash-out options including wire and peer to peer transfers, QR code payments, bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, online purchasing through our eWallet, and in-person and online purchases or cash withdrawals using our PagSeguro prepaid and cash cards.

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Our pricing model for all of our services––whether transaction fees, early payment of installment receivables or POS devices––is simple, transparent and easy to understand. We also offer promotions on our MDR pricing, such as zero MDR for new merchants for the earlier of the first R$1,500 or three months.

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Our social payment solutions, such as Pag.ae, allow both consumers and merchants to use their PagSeguro account to request payments via web links sent through e-mail, social networks or messaging services such as WhatsApp.

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We offer a comprehensive suite of affordable POS devices, with user-friendly features and functionalities, reliable connectivity and a five-year warranty. Our devices range from the entry-level Minizinha to the Moderninha Smart, a modern, portable and fully integrated Android based POS device that we launched in September 2018 and which offers a full integration of hardware, our apps and a fast and secure payments network. For the equivalent of three to six months’ rental payments with incumbents, merchants can have a comparable device from PagSeguro and avoid continuous monthly rental fees.

•	Data protection and confidentiality for consumers, with merchant verification and transaction protection mechanisms, including escrow periods and claim mediation services.

•	Our payment solutions reduce the need for consumers to carry cash since more individual entrepreneurs, Micro-Merchants and SMEs are able to accept digital payments in-person.

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We may offer additional credit lines to eligible merchants, such as lending and credit cards. At June 30, 2019, we had 26 thousand loan and credit card originations with a total portfolio of R$132 million.

Our Products and Services

We provide a wide range of affordable solutions and tools for merchants and consumers. These include a variety of cash-in and cash-out options with features designed to attract and retain clients, provide them with access to working capital and help them manage their cash flow.

The PagSeguro Ecosystem

The Free PagBank Digital Account

The free PagBank digital account, which is the core of our client offering for both merchants and consumers, centralizes all cash-in options, functionalities, services and cash-out options in a single ecosystem so that our clients can grow their businesses in a safe, affordable, scalable and simple way, all without needing a bank account.

The free PagBank digital account has a 100% online onboarding process, without paperwork, with a quick turnaround and a high acceptance rate. We offer functionalities such as bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services.

Merchants and consumers can sign up for a free PagBank digital account, gaining access to all of the offerings in our ecosystem, through a single online contract that can be completed in minutes without paperwork. By signing up with us and requesting one of our devices, merchants can automatically start accepting 37 cash-in methods, all with antifraud protection, and can access our software business management tools. For merchants who require more complex functionalities, we offer value-added services and features such as the early payment of installment receivables, accounting reconciliation and shipping solutions. With our free PagBank digital account, merchants may transfer their revenues to a checking account or directly on our platform by (i) buying online, (ii) making peer to peer or wire transfers, (iii) making QR code purchases, (iv) paying bills, (v) topping up mobile phone, Uber, Spotify and/or Google Play credits or (vi) transferring their balance to the PagSeguro prepaid card or using the cash card, allowing them to buy goods and services in-person and online or withdraw cash at more than one million Cirrus network ATMs in Brazil and abroad.

We believe these products and services create a “network growth effect.” The advantages of our digital payment solutions for merchants drive growth in their businesses, and the advantages of our digital payment solutions for consumers lead them to prefer merchants who offer these solutions, resulting in the acquisition of new clients through word-of-mouth recommendations by both merchants and consumers.

Our main products and services fall into the following categories:

•	Cash-In Solutions:

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Our cash-in methods can be accepted through web checkout, in-app checkout or in-person using our POS devices. They include credit and debit cards, meal vouchers, boletos, peer to peer and wire transfers and bank debits

•	Instant payments

•	Our payroll portability allows consumers to have their salaries directly deposited to our free PagBank digital account

•	Instant wire transfers (TEDs) and peer to peer transfers

•	Issuance of boletos that can be paid electronically or at any bank branch

•	Loans

•	Investments: a new feature for our free PagBank digital account through which we will pay interest on account balances maintained for at least 30 days

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Early payment of installment receivables: Our early payment of installment receivables feature helps our merchants offer the installment payment option to their clients paying by credit card, without sacrificing their own cash flow. In addition to generating financial income for us, this early payment feature is an important source of working capital for merchants, in particular for our Micro-Merchants and SMEs, who may not otherwise have efficient access to capital from banks or traditional financial institutions.

•	Advanced Built-in Functionalities and Value-Added Services and Features: Our PagBank digital account comes with a number of advanced built-in functionalities,

provided free of charge, as well as value-added services and features designed to help both consumers and merchants:

•	PagSeguro credit cards for merchants

•	Card reconciliation services through R2Tech

•	ERP services through NetPOS

•	Bill payments through Tilix.

•	Ecommerce support through Yamí

•	Cash-Out Solutions:

•	Online purchases via eWallet

•	PagSeguro prepaid cards and cash cards

•	On-platform peer to peer transfers

•	Instant Central Bank wire transfers

•	Cross-border remittances

•	Bill payments

•	Top up prepaid mobile phone, Uber, Spotify and/or Google Play credits

•	QR code transactions with PagSeguro terminals

Recent Innovations to our Product and Services Offering

We constantly strive to innovate our product and services offering, providing our merchants and consumers with new and improved features and functionalities to help them increase efficiency in their businesses, more effectively manage their cash flows and improve user experience. To this end, since May 2018 to the date of this prospectus supplement, we have introduced the following new services and products:

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In May 2018, we launched our Bill Payment Solution. This feature is offered to our clients free of charge through their free PagBank digital accounts and eliminates the need to cash out in order to pay bills. This solution supports utilities, consumer and tax bill payments.

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In May 2018, we launched our Moderninha Plus as a replacement to our Moderninha Wi-Fi POS device. The Moderninha Plus is offered for the same price as the Moderninha Wi-Fi and features enhancements such as improved design, increased battery life, a faster processor and is NFC enabled.

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In June 2018, we began offering clients using our i-Banking app PagSeguro Minha Conta the option to top up credits on their prepaid mobile phones, Uber, Spotify and/or Google Play using the balance of their free PagSeguro digital account.

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In July 2018, we launched a P2P solution that allows merchants and consumers to transfer their balances between PagBank digital accounts free of charge. For P2P, our “social payment” tool also allows our clients to request payments by sending a web link via social media directly to the person paying, creating a fast and easy way for anyone to send and receive money electronically. Users can request payments even if they do not have a website, and the person paying does not need to register with PagSeguro and may pay through a variety of options, including credit card, boleto or bank deposit. With our Pag.ae social payment tool, our customers can request payments using a link and can send this link to one or more payer(s) via e-mail, social network or messaging service such as WhatsApp, using the recipient’s phone number or e-mail address. The payer clicks on the link and can make the payment easily in various ways (credit card, boleto or bank deposit). Pag.ae allows the recipient to pay in up to 12 installments.

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In July 2018, we introduced a QR code paying solution, which enables consumers to make purchases with our free PagBank digital account by simply scanning the QR code (created using our proprietary QR code technology) generated by the merchant’s PagSeguro Vendas app, Moderninha Pro, Moderninha Smart or Moderninha Wi-Fi. After scanning the QR code, the consumer’s eWallet app will authenticate and finalize the transaction by scanning the consumer’s fingerprint on his or her smartphone.

•	In September 2018, we added an InApp boleto billing feature which enables merchants and individuals to issue unlimited boletos through the app as a payment method.

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In October 2018, we launched the Moderninha Smart, a modern, portable and fully integrated Android based POS device that offers a full integration of hardware, our apps and a fast and secure payments network. This POS device is able to accept payments through Wi-Fi, Bluetooth, 4G, NFC and QR Codes.

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In October 2018, we introduced Pags Capital, a lending product with a small number of clients selected according to characteristics such as registered account date, TPV and frequency. Pags Capital charges lending fees that are almost three times lower than those of incumbent banks. We expect this product to increase client loyalty and to help our clients gain access to working capital in order to grow their businesses.

•	In November 2018, we launched a new merchant sales panel through which merchants can generate reports and statements as well as manage their sales through our i-Banking app PagSeguro Minha Conta.

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In March 2019, we launched a PagSeguro Visa NFC enabled cash card that is linked directly with the balance of the PagBank digital account without the need to reload the card, unlike our PagSeguro prepaid cards.

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In March 2019, we launched our new sales app PagSeguro Vendas 2.0 through which merchants can add products and manage POS software. By using this app, merchants are able to increase productivity and manage their sales and inventory, among other items. Our new sales app PagSeguro Vendas 2.0 is easily integrated with our POS devices.

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In April 2019, we introduced the Instant Payments feature which enables merchants to receive payments immediately following debit and credit card transactions (both with and without installments) at the same cost as our one day payment election service.

•	In May 2019, we added the Payroll Portability feature, which provides anyone working in Brazil the ability to have their salary deposited directly into their free PagBank digital account at no cost.

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In May 2019, we also enabled onboarding through our PagBank digital account app, allowing consumer clients to sign up for a free PagBank digital account and manage all of their services directly through our app for free through an inApp registration process that typically takes less than three minutes to complete.

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In May 2019, we also launched a PagSeguro Visa credit card that has no annual or membership fees to our best merchants. The card is accepted in Brazil and abroad and the card’s information can be stored in the free PagBank digital account to permit NFC or QR Code transactions.

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In May 2019, furthermore, we officially launched PagBank, our free PagBank digital account, which offers banking services through the PagBank mobile app. PagBank enables us to expand into the banking market which, according to research conducted by the Company and Goldman Sachs & Co. LLC dated May 2019, is 14 times larger than the payments market.

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In July 2019, we launched the Minizinha Chip 2 which is an additional POS device and an upgraded version of the Minizinha Chip that features a better user experience, NFC communication and a larger screen.

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In August 2019, we acquired 100% of the software provider Yamí Serviços Technológicos Ltda., or Yamí, which provides a back-office platform for e-commerce and marketplace, assisting merchants, particularly with exchanges and returns, and is compatible with major e-commerce platforms in Brazil such as VTEX and Oracle. Furthermore, the platform is a gateway specialized in split payments.

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In September 2019, we launched a new feature for our free PagBank digital account through which we will pay interest on account balances maintained for at least 30 days. We believe this feature will not only increase loyalty and engagement to our digital banking ecosystem but also help us acquire new PagBank users.

•	In September 2019, we began offering clients using our PagBank digital account the option to top up Uber, Spotify and Google Play credits using the balance of their free PagBank digital account.

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We currently plan to launch the Tilix feature of our PagBank digital account app in October 2019, which is expected to facilitate the management and payment of bills through a simple and user-friendly interface.

Our Competitive Strengths

The Brazilian payments industry is highly competitive and fast-changing. We compete in the online digital payments market and in the POS payments market.

In the online digital payments market, we compete primarily with international online payment services, such as PayPal, and regional players, such as MercadoPago from MercadoLibre and MoIP/Wirecard. In the POS payments market, we compete primarily with international players, such as SumUp/Payleven, and regional players, such as MercadoPago from MercadoLibre. In the digital banking market, we compete primarily with regional player Nubank. Our business model differs from the model used by the incumbent Brazilian providers, such as Cielo, Rede, GetNet and Stone, who generally offer their POS devices under long-term monthly rental contracts with pricing that works out to be more expensive than the monthly installments for the purchase of our POS devices. These incumbent providers also target larger clients, since their business model results in more expensive products and services, while our primary target customers are currently Micro-Merchants and SMEs, who are underserved by incumbent payment providers and large financial institutions in Brazil.

We believe the following business strengths have allowed us to compete successfully and grow profitably in the 13 years since our launch:

Disruptive Provider of Digital Banking and Payment Solutions to Clients

We have taken a new approach to offering digital financial services to Brazilian clients, both consumers and merchants, focused on individual entrepreneurs, Micro-Merchants and SMEs. Instead of simply processing transactions, our end-to-end digital platform creates an ecosystem where our clients can transact and manage their cash by providing a free PagBank digital account. We are focused on providing disruptive products and solutions that are secure, affordable, scalable and easy to use, with simple and transparent pricing. According to a survey conducted by us in October 2016, 81% of our merchants used PagSeguro as their sole electronic payments service and according to a survey conducted by us in August 2019, 78% of Minizinha owners did not accept cards before signing up with us. For larger merchants who have larger transaction volumes and require more complex controls, we offer value-added services and features such as (i) flexible crediting dates; (ii) payment into separate bank accounts for each card scheme; (iii) a split payment solution, which automatically segregates credits between two different companies; (iv) a seamless single-click checkout option, allowing customers to make purchases with a single click; and (v) our EFTPOS integration solution. Our innovative approach also brought trust to the online merchant-customer relationship by introducing a feature where we hold the consumer’s payment in escrow for a period after the purchase, as a precaution in case of any commercial claims.

PagBank, our digital banking ecosystem, offers our customers a free PagBank digital account. With a 100% online onboarding process, without paperwork, quick turnaround and a high acceptance rate, we offer to our consumers and merchants functionalities such as bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services.

We have also created an innovative business model for merchants to access POS devices in Brazil, as we do not rent our devices to merchants. For the equivalent of three to six months of leasing costs with our competitors, merchants can have a comparable device from PagSeguro with no need to pay continuous rental fees.

Trusted Brand with Strong Merchant and Consumer Relationships

We have promoted transaction security since our launch. UOL is a well-known and trusted brand with a large audience. According to comScore, 107 million unique visitors accessed the UOL website in August 2019 (approximately 88% of Brazilian internet users). Consumers trust the PagSeguro and UOL brands with their sensitive personal and financial data. We continue to build and maintain brand recognition and trust through a variety of marketing campaigns, including advertising through traditional media, such as television, magazines and newspapers, and online advertising such as display media, videos, search results and social media.

In addition, we continually invest in our merchant and consumer relationships by providing continuous customer service, account support and innovative solutions.

The strength of our brand, products and services has been recognized in a number of awards, including:

•	Recognized as the 8th Most Innovative Company in Latin America by Fast Company in 2019 for helping Brazilian businesses manage their finances;

•	Recognized for conducting the equity deal of the year by the Prêmio Golden Tombstone of the Instituto Brasileiro de Executivos de Finanças São Paulo in 2019;

•	Recognized for innovation in the payments industry by Prêmio Wow de Inovação in 2018;

•	Recognized as the most promising fintech by Best Corporates in the Capital Markets Awards in 2018;

•	Recognized as the best electronic payment methods company by Prêmio Época Reclame Aqui in 2018;

•	Recognized for conducting the Initial Public Offering of the Year by LatinFinance and Deal of the Year in Latin America by IFR in 2018;

•	Recognized as Best Fintech in Capital Markets by LatinFinance in 2018;

•	Recognized for its fair stand in the APAS Show (biggest fair directed to supermarket and grocery stores industry in Latin America) by Prêmio Caio;

•	Recognized for having the most easily memorizable commercial in April 2017 and the commercial that attracted the most attention in 2018 by Forebrain, a consumer opinions research company;

•	Named as the “Best Company for Consumers” for electronic payments in 2018, 2017 and 2016 and for online payments in 2015 by Época magazine and Reclame Aqui, a consumer protection service;

•	Recognized for “Best Payment Processing” in 2015 by Afiliados Brasil, a marketing company;

•	Recognized as the best company in our industry in terms of client service excellence by Consumidor Moderno, a customer service magazine, in 2015 and 2017; and

•	Recognized for leading performance in Brazilian retail by Prêmio BR Week in 2016.

Customer-Centric Approach Focused on Innovation and Disruption of Incumbents

We have an in-depth understanding of our clients, the issues they face and the markets in which they operate. As a pioneer in the Brazilian digital banking and payments market, we are able to anticipate trends and translate them into products and solutions that meet our customers’ needs more efficiently than global competitors operating in Brazil. The Brazilian market expects payment providers to offer a number of country-specific features, such as boletos and early payment of merchants’ receivables when consumers purchase in installments by credit card, all of which are central to Brazilian financial culture. We built our payments ecosystem and our merchant services offering around these specificities, offering tailor-made solutions for the Brazilian market.

Although all our solutions also work for desktop and other non-mobile platforms, we design our solutions on a mobile-first basis so that our clients can be self-sufficient at all times. All of our transaction systems are fully compatible with the mobile environment. We also maintain a strict focus on ongoing innovation, selecting and developing new products and services with a high level of speed to market. This is evidenced by our investment of R$109.2 million in expenditures on software and technology in the six months ended June 30, 2019, equal to 4.1% of our Total revenue and income for the period. Additionally, we believe our distribution platform and marketing strategies are well-suited to reaching Micro-Merchants and SMEs in Brazil.

Innovative, Reliable and Scalable Proprietary Technology Platform

We manage large volumes of system access data and transactions, with more than 99.8% availability from April 2018 to March 2019, using Internet data centers provided by UOL Diveo, a UOL group company that provides IT, outsourcing, data centers, cloud computing and other managed IT services to UOL, PagSeguro and several other large clients. Our transactions per second monthly peak increased by a multiple of 13 between June 2016 and June 2019, using the 99 percentile, and our average monthly deployments increased by a multiple of 1.5 from 597 average monthly deployments in 2017 to 865 average monthly deployments in 2018. Backed by UOL Diveo, we are able to scale up our services while retaining high availability for peak-volume occasions such as Christmas, Mother’s Day and Black Friday. This high-availability and continuously deployed platform ensures that all of our clients are able to operate with the latest features and the newest innovations without needing to patch or upgrade their software. Our scale as a UOL group company allows us to establish favorable partnerships with several suppliers, including software developers and hardware manufacturers. With our specialized team of 1,903 people focused on developing reliable, scalable and proprietary systems and new products and features, we regularly roll out innovative and disruptive solutions that are tailored to the Brazilian market.

In addition, our IT background combined with the 13 years of historical transaction data we have acquired since our launch allow us to develop proprietary technology and gain expertise against online fraud and chargebacks related to fraudulent transactions in Brazil. Our antifraud platform combines proprietary features, such as internal risk modeling and scoring through artificial intelligence and risk assessment tools that collect public and private market information, as well as front-line third-party solutions such as Feedzai, Emailage and Threatmetrix.

Highly Experienced Management Team, Innovation-Driven Culture

Our highly experienced management team has extensive experience in all areas of the Brazilian payments market, with in-depth knowledge of online payments, retail, financial services, technology, payment processing, in-person electronic payments, acquiring and card issuance.

Together, this management experience covers all of our customers’ needs, allowing us to plan the future of PagSeguro.

Our culture reflects UOL’s innovation-driven focus, instilling in our professionals a passion for serving consumers and merchants and motivating them to provide next-generation payment capabilities in Brazil. At June 30, 2019, the average age of our employees was 33. At June 30, 2019, 99% of our employees had a bachelor’s degree or higher and 38% were women. We also offer a long-term motivation plan for key professionals and apply meritocratic methods to engage all our professionals, recognize their value and keep them motivated.

Our Growth Strategies

We aim to continue to drive rapid profitable growth and generate further shareholder value by implementing the following strategic initiatives:

Expand Our Customer Base and Deepen Our Relationships with Existing Accounts

Our focus is to continue acquiring new merchants and consumers in our target markets, while retaining and advancing our competitive position in the long-tail market. We intend to do this by investing strategically in our brand and solutions, targeting the business sectors and geographic regions where there are still significant opportunities to reach new customers, capitalizing on our local knowledge, reaching consumers and expanding TPV and, consequently, generating more revenues. We believe there remains a significant unmet need in these markets that our solutions can fulfill. We are focused on cultivating our ecosystem to address these everyday digital banking and payment needs. At the same time, we will introduce further value-added products and services aimed at larger clients, leveraging our lean, technological, scalable, proprietary and secure infrastructure.

We will continue to invest in retaining and deepening relationships with our existing clients, offering new cash-in and cash-out solutions to drive additional revenues and offering a free PagBank digital account to our customers. Many of our merchants have grown within our platform, for example from purchasing a single POS device to choosing to receive early payment of their card receivables on consumer installment transactions, and we believe our software business management tools can be further leveraged to increase customer engagement. As of June 30, 2019, we had 9.4 million unique active accounts. Evidencing our commitment to deepening relationships with our existing clients, among unique active accounts, we have experienced higher engagement across various areas. For example, comparing the second quarter of 2018 and the second quarter of 2019, engagement among unique active accounts increased in the following areas: bill payments (719%), additional revenues (131%), active prepaid cards (62%), top up of prepaid cards (75%) and average customer balance (58%). In addition, from the first quarter of 2019 to the second quarter of 2019, engagement among unique active accounts increased in the following areas: NFC TPV (92%), top up of mobile credits (84%) and number of peer-to-peer transactions (39%).

We intend to continue to be a first mover, extending and improving our platform to offer a full integrated suite of financial products and services, further enhancing customer experience for both consumers and merchants.

Continuous Innovation and Focus on Technology

Technology and innovation are in the DNA of the UOL group and are at the core of our business success, with products and engineering personnel representing 42% of the total headcount of

PagSeguro as at June 30, 2019. We will continue to invest in research and development to strengthen and extend our digital banking solutions. Using our qualified product and service design teams and research and development team, we intend to roll out a portfolio of new solutions, for both merchants and consumers, based on mobile apps, in order to drive more revenues while further strengthening our mobile-first commitment and simplifying our clients’ lives.

Our efficiencies of scale, relentless cost discipline, and ongoing improvements to systems and processes allow us to continue lowering our costs. As our scale has expanded, our expenses have declined when compared to our Total revenue and income: for example, in the six months ended June 30, 2019, our Total expenses decreased to 65.5% of our Total revenue and income from 75.3% in the six months ended June 30, 2018, while Net revenue from transaction activities and other services and Financial income, taken together, increased to 92.4% of our Total revenue and income from 81.1% in the six months ended June 30, 2018. In the six months ended June 30, 2019, our non-GAAP Total expenses decreased to 63.5% of our non-GAAP Total revenue and income from 64.4% in the six months ended June 30, 2018. By maintaining our spirit of innovation combined with our cost focus, we intend to continue to drive costs down to achieve further profitable growth. For a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures, see “About this Prospectus Supplement—Non-GAAP Financial Measures.”

Seize Opportunities from Ongoing Amendments to Regulation

The Central Bank’s regulatory program seeks to increase competition in the banking and payments industry. Recently it terminated the exclusive banking arrangements between banks and some card and meal voucher schemes. By seizing these opportunities, disruptive product offerings like our free PagBank digital account gave unbanked customers access to a free payment account. We were also the first payments provider not linked to a bank in Brazil, other than the incumbent acquirers controlled by banks, to obtain accreditation from MasterCard and Visa as an acquirer, and we have also signed partnerships with Elo, American Express and other card schemes. We will continue using our local knowledge and proximity to customers to seize new business opportunities as the market continues to open.

Recent Developments

See our current report on Form 6-K furnished to the SEC on the date hereof, incorporated by reference in this prospectus supplement for a discussion of our results of operations for the six-month periods ended June 30, 2019 and 2018 and recent developments.

Summary of Risk Factors

An investment in our Class A common shares is subject to a number of risks, including risks relating to our business and industry, risks relating to Brazil and risks relating to the offering and our Class A common shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this prospectus supplement and the 2018 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus for a more thorough description of these and other risks.

Risks Relating to Our Business and Industry

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If we cannot keep pace with rapid technological developments to provide new and innovative products and services, and address the rapidly evolving market for transactions on mobile devices, the use of our product and services and, consequently, our revenues could decline.

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Our services must integrate with a variety of operating systems and networks, and the hardware that enables merchants to accept payment cards must interoperate with mobile networks offered by telecom operators and third-party mobile devices utilizing those operating systems. If we are unable to ensure that our services or hardware interoperate with such networks, operating systems and devices, our business may be seriously harmed.

•	Our business depends on a strong and trusted brand, and any failure to maintain, protect and enhance our brand would harm our business.

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Our business is subject to extensive government regulation and oversight and our status under these regulations may change. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability and force us to change our business practices, any of which could seriously harm our business and results of operations.

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Failure to deal effectively with fraud, fictitious transactions, bad transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant and consumer confidence in and use of our services.

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The e-commerce market in Brazil is developing, and the expansion of our business depends on the continued growth of e-commerce, as well as increased availability, quality and usage of the Internet in Brazil.

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Some of the key components of our POS devices are sourced from a limited number of suppliers. We are therefore at risk of shortage, price increases, changes, delay or discontinuation of key components, which could disrupt and harm our business.

•	We partially rely on card issuers or card schemes to process our transactions. Changes to credit card scheme fees, rules or practices may harm our business.

•	We are a holding company and do not have any material assets other than the shares of our subsidiaries.

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The growth of our credit portfolio of transactions through BancoSeguro could increase the default rates in our total portfolio, and the systems and methods of identification, analysis, management and control of risks related to our customer portfolio could be insufficient to prevent losses.

Risks Relating to Brazil

•	The ongoing economic uncertainty and political instability in Brazil may harm us and the price of our Class A common shares.

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Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares.

•	Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.

Risks Relating to the Offering and our Class A Common Shares

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UOL, our largest shareholder, will own 100% of our outstanding Class B common shares, which represent approximately 89.2% of the voting power of our issued share capital following the offering, and will control all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

•	Our dual class capital structure means our stock will not be included in certain indices.

Corporate Information

PagSeguro Digital is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office is located at Avenida Brigadeiro Faria Lima, 1384, 01452-002 São Paulo – SP, Brazil. Our investor relations office can be reached at +55 (11) 3038-8123 and our website address is www.pagseguro.com.br. Information provided on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing in our Class A common shares including “Risk Factors,” “Description of Share Capital,” our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018.

Issuer	PagSeguro Digital Ltd.

Offering	The Selling Shareholder is offering 16,750,000 Class A common shares.

Selling Shareholder	Universo Online S.A. See “Principal and Selling Shareholders.”

Underwriters	Goldman Sachs Co. LLC and Morgan Stanley & Co. LLC.

Assumed public offering price	US$46.29 per Class A common share.

Voting rights	The Class A common shares are entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) are entitled to 10 votes per share.

Option to purchase additional Class A common shares	UOL, the Selling Shareholder, has granted the underwriters the right, exercisable in whole or in part on a maximum of two occasions, to purchase up to an additional 2,512,500 Class A common shares of PagSeguro Digital from UOL within 30 days from the date of this prospectus supplement.

Listing	Our Class A common shares are currently listed on the New York Stock Exchange, or NYSE, under the symbol “PAGS.”

Use of proceeds	We will not receive any proceeds from the sale of Class A common shares by the Selling Shareholder. See “Use of Proceeds.”

Shares outstanding immediately before and after this offering	Immediately prior to this offering, we have 328,828,656 common shares (including treasury shares) outstanding with par value US$0.000025 each. Of those outstanding shares, 163,207,795 are Class A common shares (including treasury shares) and 165,620,861 are Class B common shares.

After accounting for the 16,750,000 Class B common shares to be converted and sold by UOL in this offering, we will have a total of 328,828,656 common shares (including treasury shares) issued and outstanding immediately following this offering. 148,870,861 of these shares will be Class B common shares beneficially owned by UOL, and 179,957,795 shares will be Class A common shares beneficially owned by investors or held in treasury. (Numbers of shares in this paragraph assume no exercise of the underwriters’ option to purchase up to 2,512,500 additional common shares from UOL, which shares would convert from Class B common shares to Class A common shares upon such sale.)

Authorized share capital	As of the date of this prospectus supplement, the authorized share capital of PagSeguro Digital is US$50,000 consisting of 2,000,000,000 shares of par value US$0.000025 each. Of those authorized shares, 1,096,667,746 are designated as Class A common shares and 403,332,254 are designated as Class B common shares. The remaining authorized shares are as yet undesignated and may be issued as common shares or shares with preferred rights.

Dividend policy	We have not adopted a dividend policy with respect to future dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders. See “Description of Share Capital—Dividends and Capitalization of Profits” in the accompanying prospectus.

Lock-up agreements	PagSeguro Digital has agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in its share capital or securities convertible into or exchangeable or exercisable for any shares in its share capital during the 180-day period following the date of this prospectus supplement. PagSeguro Digital’s executive officers and the members of its board of directors who will hold shares upon completion of this offering, as well as UOL, have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Common Shares Eligible for Future Sale.”

Risk factors	See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in Class A common shares.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the option granted by UOL to the underwriters to purchase up to 2,512,500 additional Class A common shares of PagSeguro Digital from UOL in connection with this offering.

RISK FACTORS

This offering and an investment in our Class A common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below as well as those contained in the 2018 20-F, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement before making an investment decision regarding our Class A common shares. These risks are those that we currently believe may harm our business or the trading price of our Class A common shares. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil involves a higher degree of risk than investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

If any of the risks discussed in or incorporated by reference in this prospectus supplement and the accompanying prospectus actually occur, alone or together with additional risks and uncertainties that we are not currently aware of or do not currently deem material, our business, financial condition, results of operations and prospects may be seriously harmed. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Forward-Looking Statements.” Our actual results could be materially lower than those anticipated in this prospectus supplement.

Risks Relating to our Business and Industry

Our business is subject to extensive government regulation and oversight and our status under these regulations may change. Violation of or non-compliance with present or future regulation could be costly, expose us to substantial liability and force us to change our business practices, any of which could seriously harm our business and results of operations.

PagSeguro Brazil and BancoSeguro are authorized by the Central Bank to operate as a payment institution and as a financial institution, respectively. PagSeguro Brazil applied for authorization relating to three of our digital payments activities in December 2014. One of these applications, for authorization as a payment scheme settlor, was formally dismissed by the Central Bank. The other two, related to activities of issuance of electronic currency and acquiring, were formally approved on October 17, 2018. We applied for these authorizations because those businesses began to be regulated by the Central Bank, following the enactment of Brazilian Federal Law No. 12,865/2013. In February 2019, PagSeguro Brazil also applied to the Central Bank for authorization to conduct activities as a payment institution of post-payment accounts in order to act as an issuer of post-paid cards within third-party payment schemes. This authorization was formally approved on March 16, 2019.

In addition, early payment of receivables is part of our activities. Law No. 12,865/2013 prohibits payment institutions such as PagSeguro Brazil from performing activities that are restricted to financial institutions. There is some debate under Brazilian law as to whether providing early payment of receivables to merchants could be characterized as “lending,” which is an activity that is restricted to financial institutions. Similarly, there is some debate as to whether the discount rates applicable to this early payment feature should be considered as “interest,” in which case the limits set by the Brazilian Usury Law would apply to these rates. If new laws are enacted or the courts’ interpretation of this activity changes, either preventing us from providing this feature or limiting the fees we usually charge, our financial performance could be negatively affected. For further information regarding these regulatory matters, see “Industry—Regulation of the Digital Payments Industry in Brazil.”

BancoSeguro is an authorized regulated entity since October 27, 2008, under its former name BBN – Banco Brasileiro de Negócios S.A. As a financial institution, BancoSeguro is subject to Law 4,595/1964 and the rules of the National Monetary Council, or the CMN, and the Central Bank. Brazilian financial institutions are subject to extensive government regulations applicable to their activities, including those relating to (i) minimum capital requirements; (ii) compulsory deposits/reserve requirements; (iii) investment requirements in fixed assets; (iv) lending limits and other credit restrictions; (v) accounting and statistical requirements; (v) price and salary controls; and (vi) tax policy and regulation.

Brazilian payment institutions and financial institutions have no control over government regulations applicable to their activities. Any changes in such regulations could adversely affect BancoSeguro operations and financial results.

Furthermore, if we are found to be in violation of any current or future regulations, we could be (i) required to pay substantial fines (including per transaction fines) and disgorgement of our profits, (ii) required to change our business practices or (iii) subjected to insolvency procedures such as an intervention by the Central Bank and the out-of-court liquidation of PagSeguro Brazil and/or BancoSeguro. We could also be subject to private lawsuits. Any of these consequences could seriously harm our business and results of operations.

If we continue to grow, we may not be able to appropriately manage the increased size of our business.

We are currently experiencing a period of significant expansion and anticipate that further expansion will be required to address potential growth in our customer base and market opportunities.

We must constantly add new hardware, update software, enhance and improve our billing and transaction systems, and add and train new engineers and other personnel to accommodate the increased use of our platforms and the new products and features we regularly introduce. This upgrade process is expensive, and the increasing complexity and enhancement of our website results in higher costs. Failure to upgrade our technology, features, transaction processing systems, security infrastructure, or network infrastructure to accommodate increased traffic or transaction volume could harm our business. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of users’ experiences of our services and delays in reporting accurate financial information.

Our revenues depend on prompt and accurate transaction processes. Our failure to grow our transaction-processing capabilities to accommodate the increasing number of transactions that must be billed on our website would harm our business and our ability to collect revenue. Furthermore, we may need to enter into relationships with various strategic partners, websites and other online service providers and other third parties necessary to our business. The increased complexity of managing multiple commercial relationships could lead to execution problems that can affect current and future revenues, and operating margins.

We cannot assure you that our current and planned systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, our current expansion has placed a significant strain on management and on our operational and financial resources, and this strain is expected to continue. Our failure to manage growth effectively could seriously harm our business, results of operations and financial condition.

Furthermore, we may offer new financial products under BancoSeguro. The advent of new financial products could have a variety of consequences for us. New financial products and technologies may increase our costs and risks associated with government regulation and investment in new technology. The costs of compliance with regulation and upgrading our infrastructure and technology to provide financial services could be significant.

BancoSeguro may have insufficient capital to meet the capital requirements of the CMN and the Central Bank.

Brazilian financial institutions must comply with the rules of the CMN and the Central Bank on capital adequacy, including minimum capital, which are similar to the Basel III regulatory framework. We cannot guarantee that BancoSeguro, upon increasing its operations, will have sufficient funds or resources available for its capitalization in the future, which could result in its unablity to meet the capital adequacy requirements of the CMN and the Central Bank.

In addition, non-compliance with capital adequacy requirements may adversely affect BancoSeguro’s ability to distribute dividends and interest on equity to shareholders, and may adversely affect its ability to operate and lend, which could cause BancoSeguro to sell its assets or take other measures that may adversely affect BancoSeguro’s, and consequently our, operating results and financial condition. If BancoSeguro were not able to comply with these capital adequacy requirements, regulators may impose sanctions on BancoSeguro, including administrative proceedings, fines, disqualification of directors and even withdrawal of operating authorization, which could have a material adverse effect on BancoSeguro’s, and consequently our, operations and financial conditions.

BancoSeguro’s business is highly dependent on the current regulatory environment and changes in regulation may affect its results and the development of its activities.

The Brazilian government has historically implemented or changed regulations that affect Brazilian financial institutions as part of its economic policy implementation. Such regulations are continously modified by the Brazilian government to control credit availability and to reduce or increase consumption. Some of these controls are temporary in nature and may be modified from time to time in accordance with Brazilian government credit policies. Other controls have been introduced and have either remained stable or were gradually reduced. Such changes may adversely affect BancoSeguro’s, and consequently our, future operations and revenues.

The growth of our credit portfolio of transactions through BancoSeguro could increase the default rates in our total portfolio, and the systems and methods of identification, analysis, management and control of risks related to our customer portfolio could be insufficient to prevent losses.

BBN Banco Brasileiro de Negócios S.A. (renamed BancoSeguro S.A. in February 2019), or BancoSeguro, may expand its credit portfolio of transactions, increasing the origination and approval of new transactions, which could lead to an increase in late payments, default rates and expenses related to provisions, which would negatively affect our results of operations. Changes in interest rates and other variable market indexes could negatively affect our financial results. Our success depends on, among other factors, the balance between the risks and returns. We conduct credit checks on each of our customers to assess their risk profile, but we cannot assure you that our risk management systems will be sufficient to prevent losses from undetected risks in our customer portfolio, which could have a material adverse affect on our results of operations and financial condition.

Our financial success is sensitive to the method consumers choose to make payments, since these methods differ in profitability. Our profitability could be harmed if the proportion of our business funded using less profitable methods goes up.

We pay transaction fees to card schemes, banks and other intermediaries that vary according to the method chosen by consumers to fund payment transactions. These transaction fees are higher when consumers fund payments using credit cards, and lower when consumers fund payments with debit cards. Transaction fees are nominal when customers fund payment transactions by digital transfer of funds from bank accounts, and we pay no fees when customers fund payment transactions from an existing PagSeguro account balance. Our financial success is therefore sensitive to changes in the proportion of our business funded by consumers using credit and debit cards, which would increase our costs if we were unable to adjust the rates we charge our customers accordingly. Consumers may resist funding payments by digital transfer from bank accounts because of the incentives offered by credit cards, for example, or general concerns about providing bank account information to a third party.

Risks Relating to the Offering and Our Class A Common Shares

UOL, our largest shareholder, owns 100% of our outstanding Class B common shares, which will represent approximately 89.2% of the voting power of our issued share capital following this offering, and controls all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

Our Class B common shares are entitled to 10 votes per share and our Class A common shares, which are the common shares we are offering in this offering, are entitled to one vote per share. Our Class B common shares are convertible into an equivalent number of Class A common shares and generally convert into Class A common shares upon transfer subject to limited exceptions. UOL controls our company and holds all of our outstanding Class B common shares, representing 50.4% of our issued share capital immediately prior to this offering. Following this offering, UOL will continue to control our company and will continue to hold all of our outstanding Class B common shares, representing 45.3% of our issued share capital, or 44.5% if the underwriters’ option to purchase additional common shares from UOL is exercised in full. Because of the ten-to-one voting ratio between our Class B common shares and Class A common shares, these Class B common shares will give UOL approximately 89.2% of the voting power of our issued share capital, or 88.9% if the underwriters’ option to purchase additional common shares from UOL is exercised in full. UOL will therefore continue to control the outcome of all decisions at our shareholders’ meetings, and will continue to be able to elect a majority of the members of our board of directors. It will also continue to be able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. UOL’s decisions on these matters may be contrary to your expectations or preferences, and it may take actions that could be contrary to your interests. It will be able to prevent any other shareholders, including you, from blocking these actions. For further information regarding shareholdings in our company, see “Principal and Selling Shareholders.”

If UOL sells or transfers any of its Class B common shares, they will generally convert automatically into Class A common shares, subject to limited exceptions, such as transfers to affiliates, to trustees for the holder or its affiliates and certain transfers to U.S. tax exempt organizations. The fact that any Class B common shares convert into Class A common shares if UOL sells or transfers them means that UOL will in many situations continue to control a majority of the combined voting power of our outstanding share capital, due to the voting rights of any Class B common shares that it retains. If our Class B common shares at any time represent less than 10% of the combined voting power of our Class A common shares and Class B common shares together, however, the Class B common shares then outstanding will automatically convert into Class A common shares. For a description of the dual class structure, see “Description of Share Capital” in the accompanying prospectus.

Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.

The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

After the consummation of this offering, we will have outstanding 179,957,795 Class A common shares (including treasury shares) and 148,870,861 Class B common shares (or 182,470,295 Class A common shares (including treasury shares) and 146,358,361 Class B common shares, if the underwriters exercise in full their option to purchase additional common shares from UOL, which shares would convert from Class B common shares to Class A common shares upon such sale). Subject to the lock-up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

Our shareholders or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.

PagSeguro Digital has agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in its share capital or securities convertible into or exchangeable or exercisable for any shares in its share capital during the 180-day period following the date of this prospectus supplement. PagSeguro Digital’s executive officers and the members of its board of directors who will hold shares upon completion of this offering, as well as UOL, have agreed to substantially similar lock-up provisions. However, the representatives of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in “Common Shares Eligible for Future Sale,” including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

Sales of a substantial number of our common shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.

We have not adopted a dividend policy with respect to future dividends. If we do not declare any dividends in the future, you will have to rely on price appreciation of our Class A common shares in order to achieve a return on your investment.

We have not adopted a dividend policy with respect to future dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors or, where applicable, our shareholders. Accordingly, if we do not declare dividends in the future, investors will most likely have to rely on sales of their Class A common shares, which may increase or decrease in value, as the only way to realize cash from their investment. There is no guarantee that the price of our Class A common shares will ever exceed the price that you pay.

We may raise additional capital in the future by issuing equity securities, which may result in a potential dilution of your equity interest.

Following our initial public offering in January 2018, we issued an additional 11,550,000 Class A common shares, and the Selling Shareholder sold 26,400,000 Class A common shares. In addition to the 16,750,000 Class A common shares being offered by the Selling Shareholder in this offering (assuming no exercise of the underwriters’ option to purchase additional common shares), we may issue additional equity securities to raise capital, make acquisitions, or for a variety of other purposes. Additional issuances of our shares may be made pursuant to the exercise or conversion of convertible debt securities, warrants, stock options or other equity incentive awards such as LTIP and LTIP-Goals. Any strategic partnership, issuance or placement of shares and/or securities convertible into or exchangeable for shares may affect the market price of our shares and could result in dilution of your equity interest.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, the market price and trading volume of our Class A common shares could decline.

The trading market for our Class A common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decline, which might cause the market price and trading volume of our Class A common shares to decline.

Our dual class capital structure means our stock will not be included in certain indices. We cannot predict the impact this may have on our stock price.

In July 2017, S&P Dow Jones, a provider of widely followed stock indices, announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in certain of their indices. As result, our Class A common shares are not eligible for these stock indices. Additionally, since September 2017, FTSE Russell, another provider of widely followed stock indices, requires new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders. UOL will control approximately 89.2% of the voting power of our outstanding share capital following this offering, assuming no exercise of the underwriters’ option to purchase additional common shares, or 88.9% assuming full exercise of the underwriters’ option to purchase additional common shares. Many investment funds are precluded from investing in companies that are not included in such indices, and these funds would be unable to purchase our Class A common shares if we were not included in such indices. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones and FTSE Russell in the future. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider the company’s interests, which is generally defined with reference to the interests of its shareholders (both present and future) as a whole, which may differ from the interests of one or more of its individual shareholders. See “Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law” in the accompanying prospectus.

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the Companies Law (2018 Revision) of the Cayman Islands (as amended), or the Companies Law, and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

While Cayman Islands law allows a dissenting shareholder to express a shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law in respect of schemes of arrangement does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation effected by a scheme of arrangement of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law, which permits a merger/consolidation without a court order, provides a mechanism for a dissenting shareholder in a merger or consolidation to require us to apply to the Grand Court for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

Our Memorandum and Articles of Association contain anti-takeover provisions that may discourage a third party from acquiring us and reduce the rights of holders of our Class A common shares.

Our Memorandum and Articles of Association contain certain provisions that could limit the ability of others to acquire our control, including a provision that grants authority to our board of directors to issue new shares in our company from time to time (including common shares and preferred shares) without action by our shareholders. These provisions could have the effect of depriving our shareholders of the opportunity to sell their Class A common shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions. See “Description of Share Capital—Anti-Takeover Provisions in our Memorandum and Articles of Association” in the accompanying prospectus.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

PagSeguro Digital is a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current directors and officers are residents of Brazil, and a substantial portion of their assets is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and those officers and directors.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize a foreign judgment in personam of a court of competent jurisdiction and give a judgment based thereon if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais.

Most of our assets are located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Class A common shares, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate in effect on the date of the Brazilian Superior Court of Justice’s enforcement of the obligation. These amounts are then adjusted to reflect exchange rate variations through the effective payment date and, if applicable, eventual default interest. The exchange rate at that time may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the Class A common shares.

The judicial recognition process for foreign judgments before the Brazilian Superior Court of Justice may be time consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of non-Brazilian courts. Furthermore, upon its recognition by the Brazilian Superior Court of Justice, the enforcement of a foreign judgment would be delegated to a lower federal court.

As a foreign private issuer, the disclosure requirements that we must comply with and other requirements are different from those applicable to U.S. domestic registrants.

As a foreign private issuer, the disclosure requirements that we must comply with and other requirements are different from those applicable to U.S. domestic registrants. For example, as a foreign private issuer for U.S. purposes, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We follow the Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, these laws and regulations do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information that is material to us and which we make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

We cannot predict if investors will find our Class A common shares less attractive because we will rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our share price may be more volatile.

PagSeguro Digital is a foreign private issuer and, as a result, in accordance with the listing requirements of the NYSE we rely on certain home country governance practices from the Cayman Islands, rather than the corporate governance requirements of the NYSE.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. The NYSE rules provide that foreign private issuers are permitted to follow home country practice in lieu of certain NYSE corporate governance standards. The standards applicable to us are considerably different from the standards applied to U.S. domestic issuers. For instance, we are not required to:

•	have a majority of independent members on our board of directors (other than as may result from the requirements for the audit committee member independence under the Exchange Act);

•	have a minimum of three members on our audit committee;

•	have a compensation committee or a nominating and corporate governance committee;

•	have regularly scheduled executive sessions of our board that consist of independent directors only; or

•	adopt and disclose a code of business conduct and ethics for directors, officers and employees.

As a foreign private issuer, we may follow home country practice from the Cayman Islands in lieu of the above requirements. Therefore, the approach to governance adopted by our board of directors may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, our management oversight may be more limited than if we were subject to all of the NYSE corporate governance standards. Accordingly, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

Although we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, there can be no assurance that we will not be a PFIC for any taxable year, which could subject United States investors in our shares to significant adverse U.S. federal income tax consequences.

We do not expect to be a PFIC for the current taxable year or any future year, based on our current business plans. However, whether we are a PFIC will be determined annually based upon the composition and nature of our income, the composition, nature and valuation of our assets (including goodwill), all of which are subject to change, and which may be determined in large part by reference to the market value of our shares, which may be volatile, and our corporate structure and the classification for U.S. federal income tax purposes of our subsidiaries. The determination of whether we are a PFIC will also depend upon the application of complex U.S. federal income tax rules concerning the classification of our assets (including goodwill) and income for this purpose, and the application of these rules is uncertain in some respects. Accordingly, due to the lack of directly applicable authority regarding the foregoing, there can be no assurance that the IRS will not challenge any determination by us that we are not a PFIC.

If we were classified as a PFIC, special adverse U.S. federal tax rules would generally apply to a United States Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations”) that holds our shares. United States Holders are urged to consult their own tax advisors with respect to the potential tax consequences of the PFIC rules to their particular circumstances.

Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.

The investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our Class A common shares, the company, the sector in which we operate, our shareholders and the general macroeconomic environment in Brazil, among other risks.

Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•

have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus supplement and the accompanying prospectus;

•

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

•	understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

•

be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

This prospectus supplement includes estimates and forward-looking statements principally under the captions “Prospectus Supplement Summary” and “Risk Factors.”

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference and include statements regarding our intent, belief or current expectations in connection with:

•	the inherent risks related to the digital payments market, such as the interruption or failure of our computer or information technology systems;

•	our ability to innovate and respond to technological advances and changing customer demands;

•	the maintenance of tax incentives;

•	our ability to attract and retain qualified personnel;

•

general economic, political and business conditions in Brazil, particularly in the geographic markets we serve as well as any other countries we may serve in the future and their impact on our business, notably with respect to inflation;

•	labor disputes, employee strikes and other labor-related disruptions, including in connection with negotiations with unions;

•	management’s expectations and estimates concerning our future financial performance and financing plans and programs;

•	our interest rates and our level of debt and other fixed obligations;

•	inflation, appreciation, depreciation and devaluation of the real;

•	expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability;

•	our ability to anticipate market needs and develop and introduce new and enhanced products and service functionality to adapt to changes in our industry;

•	our anticipated growth and growth strategies and our ability to effectively manage that growth;

•	the impact of increased competition in our market, innovation by our competitors, and our ability to compete effectively;

•	our ability to successfully enter new markets and manage our expansion;

•	our ability to further penetrate our existing client base to grow our ecosystem;

•	our expectations concerning relationships with third parties and key suppliers;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•

the sufficiency of our cash and cash equivalents and cash generated from operations to meet our working capital and capital expenditure requirements, as well as our plans for the net proceeds from this offering;

•	our compliance with applicable regulatory and legislative developments and regulations and legislation that currently apply or become applicable to our business;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors.”

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor the Selling Shareholder undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus supplement because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus supplement might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A common shares by UOL in this offering.

CAPITALIZATION

The table below presents our consolidated cash and cash equivalents, equity and total capitalization, on a historical basis.

You should read this table together with the sections of the current report on Form 6-K furnished to the SEC on the date hereof, incorporated by reference in this prospectus supplement entitled “Selected Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2019 and 2018,” and our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018 included in our current report on Form 6-K furnished to the SEC on August 15, 2019, incorporated by reference in this prospectus supplement.

At June 30, 2019
(in millions)
(R$)
Cash and cash equivalents	254.8
Total equity	7,217.5

Total capitalization(1)	7,217.5

(1)	Total capitalization equals Total equity.

Except as described above, there have been no material changes to our capitalization since June 30, 2019.

INDUSTRY

The Structure of the Brazilian Financial Market Creates Significant Opportunities for Disruption

The structure of the Brazilian financial market creates significant opportunities for technology-driven disruptors, who seek to break up the highly concentrated supply of services, particularly when compared to more developed markets. Retail banking leaders are local, with no global retail banking players around the world. In 2016, Brazil’s five largest institutions held 85.0% of its financial assets, which makes it one of the world’s most concentrated markets according to a report by the World Bank. Further showing this banking concentration, global banks, such as ABN/AMRO, Citibank and HSBC, have entered Brazil, only to later leave the market or reduce their local presence. In that same year, the United Kingdom and the United States had banking concentrations of 46.6% and 70.3%, respectively.

The Worldbank’s Global Findex database published in 2017 shows that banking penetration in Brazil also significantly lags behind more developed markets in terms of the percentage of the population that had a bank account, had a credit card, or had made or received a digital payment. Brazil’s relative lack of penetration was even greater with respect to the use of the Internet to pay bills and the use of mobile phones or the Internet to access a financial institution account.

Source: Worldbank’s Global Findex database published in 2017.

(1)	Information for 2016.
(2)	Information for 2017.

These lower penetration levels are amplified among the lower income classes in Brazil. The unbanked population remains significantly high in Brazil. According to 2018 data from IBGE, 68 million Brazilians did not have a bank account. Although lack of access to banking services account for less than one-third of Brazilian adults, 58% of the unbanked population come from the poorest 40% of the Brazilian population.

Internet and Technology Pave the Way for Digitization of Financial Services

Brazil is a reference in global internet adoption. It is currently the fifth largest country in number of Internet users, with a 70% penetration of the Brazilian population, the fourth largest country in time spent on the Internet and the second largest country in time spent on social media. Since 2014, Brazil’s ratio of cell phone numbers to inhabitants has surpassed one, with smartphone penetration reaching 71% of the Brazilian population.

The fact that over 60% of the unbanked population has access to the Internet or to cell phones demonstrates that digital transformation of financial services favors the inclusion of a large portion of this unserved population.

According to the EY Fintech Adoption Index, Brazil is one of the most prolific homes to fintechs worldwide. In 2017, among 20 developed and emerging markets, Brazil had the fourth largest adoption rate of fintechs. Brazil’s 40% rate compares with the United Kingdom’s 42% rate and the United States’ 33% rate.

Increasing Significance of Digital Banking and Digital Banks in Brazil

The adoption of technology and focus on transparency, security and simplicity has transformed the consumer habits of the Brazilian population. Febraban’s 2019 Banking Technology Survey shows that mobile banking transactions currently account for 40% of all banking transactions. Moreover, six out of ten transactions are already carried out through mobile and internet banking. Consequently, banks have been reducing their number of overall branches as a response to the digitization of banking, with bank managers and clerks mainly focusing on advising clients and services with greater complexity. According to the Central Bank, as of June 30, 2019, there were 21,336 bank branches in Brazil, compared to 23,423 bank branches as of December 31, 2016.

The traditional financial system has been falling short of meeting expectations of different and complementary social and economic profiles. According to the Worldbank’s Global Findex database published in 2017, the main reason hindering Brazil’s unbanked population from opening bank accounts is the combination of insufficient funds, high fees associated with services and the long distance to physical branches, mentioned by 58%, 57% and 32% of the unbanked population, respectively.

Clients of traditional banks also complain about high fees and spreads, limited product offerings and the level of poor customer service provided in return. According to the Central Bank, financial institutions’ revenues from services grew 8.7% from 2015 to 2017, while fees charged to individuals and legal entities grew 22.1% during the same period. Moreover, according to a survey conducted by the Brazilian Institute for Consumer Defense (Instituto Brasileiro de Defesa do Consumidor), tariff packages charged by Brazil’s top five banks rose 12.6% between November 2016 and October 2017, or 4.6 times the inflation rate of 2.7% during that same period.

The increasing adoption of digital banks in Brazil is expected to continue as a strong trend, rendering numerous advantages such as the reduction in operational costs, maximized revenues due to increased customer attraction and retention, and new technologies and advancements in the regulatory framework. Brazilians have been responding well to this adoption as, according to Qualibest’s Banking and Fintech Insights Report published in 2018, 57% of the population has an interest in adopting digital banks.

Trends Shaping the Banks of the Future

Fintechs have been splitting apart services once provided through one trusted relationship with a traditional bank in order to meet customers’ specific needs with highly specialized offerings and superior customer service. The current unbundling of financial products has created a fragmented landscape that is expected to gradually shift towards trusted, centralized and digitally-enabled financial services platforms. The following principles have an imperative role in building the banks of the future:

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Best-in-class customer experience is digital and requires continuous investment in innovative technologies: mobile banking has succeeded in providing greater flexibility for customers to bank at home, at work or while socializing, in enhancing the financial awareness of its users and in retaining the client base due to user experience.

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Rich data enables more personalized customer experience: customer experience is expected to overtake price and product as the key brand differentiator in the near future. In addition to being more likely to do business with a company that offers a personalized experience, consumers expect companies to anticipate their needs and make relevant suggestions before first contact and will not have issues with sharing personal data in exchange for that.

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Security, exceptional customer service and transparency strengthen trustworthy relationships: trust surpasses convenience, reliability, value and time as the key attribute in the decision to adopt innovative payment and banking solutions, thus being indispensable when acquiring and retaining customers at scale. It is critical to secure the vast amounts of data and the consumer’s digital identity, and to constantly delight customers, while receiving high net promoter scores, engagement and retention in return. Equally important is companies’ ability to convincingly communicate their added value, align the timeline of consumer costs and value received and emphasize the many steps taken, special assets used, time saved and complexity eliminated throughout the customer journey.

Regulation of the Payments Industry in Brazil

Our activities in Brazil are subject to Brazilian laws and regulations relating to payments industry. Law No. 12,865/2013, which took effect on October 9, 2013, sets forth the first set of rules regulating the payments industry within the overall Brazilian Payment System (the Sistema de Pagamentos Brasileiro, or SPB), which refers to all the entities, systems and procedures related to the clearing and settlement of funds transfer, including operations in foreign currency in Brazil. This law created the concepts of payment schemes (arranjos de pagamento), payment scheme owners (instituidores de arranjos de pagamento) and payment institutions (instituições de pagamento).

Law No. 12,865/2013 gave the Central Bank and the CMN powers to regulate entities involved in the payments industry, including those operating in digital environments. These powers cover matters such as the incorporation and operation of these entities, risk management, the opening and managing of payment accounts, and the transfer of funds to and from payment accounts. After enactment of Law No. 12,865/2013, the CMN and the Central Bank created a regulatory framework regulating the operation of payment schemes and payment institutions. Currently, the main rules of this framework consist of Resolution No. 4,282/2013, Resolution No. 4,283/2013, Circular No. 3,680/2013, Circular No. 3,681/2013, Circular No. 3,682/2013, Circular No. 3,704/2014, Circular No. 3,705/2014, Circular No. 3,721/2014, Circular No. 3,735/2014, Circular No. 3,765/2015, Circular No. 3,815/2016, Circular No. 3,842/2017, Circular No. 3,843/2017, Circular No. 3,854/2017, Circular No. 3,885/2018 and Circular No. 3,886/2018, among others.

Circular Nos. 3,885/2018, 3,886/2018 and 3,887/2018, all issued on March 26, 2018, introduced several changes relevant to the payment schemes and payment institutions. Such measures include, among others: (i) revocation of Circular No. 3,683/2013 and introduction of a simplified process for the licensing of payment institutions by the Central Bank, including exemption to apply for a license for payment institutions operating below a certain volume of payment transactions carried out through their payment processing platforms; (ii) introduction of a formal definition of sub-acquirers and determination of conditions that require sub-acquirers to use centralized settlement via the Brazilian Interbank Payments Clearinghouse (CIP) system; and (iii) cap on interchange fees in debit cards of up to 0.8% in any debit transaction and maximum average interchange fee of 0.5% on total debit transaction volume.

On August 16, 2018, the Central Bank published Circular No. 3,909/2018, which sets forth the cybersecurity policy and requirements for the contracting data processing and storage services as well as cloud based computing services that payment institutions authorized to operate by the Central Bank must follow. In addition to adhering to this policy and requirements, these payment institutions must also establish a plan of action and incident response. The cybersecurity policy and requirements set forth in Circular No. 3,909/2018 had already been implemented for financial institutions, payment institutions and other entities authorized to operate by the Central Bank through CMN Resolution No. 4,658, published on April 26, 2018. In accordance with Article 25 of Central Bank Circular No. 3,909/2018, payment institutions have until December 1, 2019 to adopt this policy.

On December 20, 2018, Circular 3,925/2018 prompted additional changes to the regulatory regime of the industry: (i) open-loop payment scheme owners (such as Visa and Mastercard), directly or through the acquirers, were permitted to impose to sub-acquirers with whom they have a relationship disclosure and monitoring obligations as to their compliance with relevant rules and adherence to payment scheme owners own regulations; (ii) sub-acquirers that also offer pre-paid payment accounts may act as domicile institution under a payment scheme; and (iii) interoperability between open-loop and closed loop payment schemes was expressly permitted.

Legislative and regulatory initiatives are currently under discussion by the Brazilian Congress, Central Bank and the broader payments industry and may result in modifications to the regulatory framework of the Brazilian payments and financial industries. For example, the abovementioned authorities have been discussing the implementation of open banking, instant payments and reduction of the payment cycle currently in place in the Brazilian credit card payments market.

Moreover, the open-loop payment schemes owners and the Central Bank are discussing guarantee mechanisms for the financial risks associate with the transfer and settlement of funds between the participants of the open-loop payment scheme, particularly issuers and acquirers, to ensure that such funds are received by the merchants. This discussion aims to ensure that, in the event that an issuer or acquirer fails, the merchant may receive the values arising from payments transactions carried out with credit cards. This the same topic is also being discussed by the Brazilian Congress, which recently introduced Bill No. 4,729/2019, to amend Law No. 12,865/2013, which originally adopted the concept of segregate net equity (patrimônio segregado) creating a protection against bankruptcy only to the funds held in or that flow through payments accounts. As further explained below, in order to provide protection from bankruptcy, Law No. 12,865/2013 sets forth that funds deposited in prepaid payment accounts are considered segregate net equity (patrimônio segregado), i.e. such funds are segregated from the payment institution’s own assets. In addition, in order to enforce such legal provision, the payment institution must hold all the funds deposited in the prepaid payment account in certain specified instruments: either (i) in a specific account with the Central Bank that does not pay interest; or (ii) in federal government bonds registered with the SELIC. Among the possible interpretations of Bill No. 4,729/2019, there are arguments to sustain that it intends to expand such concept to cover all the funds flowing between the participants of an open-loop payment scheme. Given that the normative framework for this guarantee is still under discussion, if any open-loop payment scheme participant (whether an issuer or an acquirer) fails, and the insurers of these payment schemes do not honor their financial obligations, there could be a risk exclusively relating to PagSeguro Brazil’s role as an acquirer and issuer of post-paid instruments.

Payment Schemes

A payment scheme, for Brazilian regulatory purposes, is a body of rules and procedures governing certain payment services provided to the public with direct access by its end users (i.e., payors and receivers). In addition, such payment service must be accepted by more than one receiver in order to qualify as a payment scheme.

Not all the payment schemes are subject to the applicable regulation of the payment industry, including license requirements and supervision by the Central Bank. The regulatory framework imposes supervision only over payment schemes that are considered systemically relevant and, thus, are part of the SPB. The requirements for such classificaiton depend on certain features, as follows:

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Payment schemes that exceed certain thresholds on number of payment transactions or aggregate value of transactions are considered to form part of the SPB and subject to the legal and regulatory framework applicable to the payments industry in Brazil, including the requirement to obtain authorization by the Central Bank.

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Payment schemes that operate below these thresholds are not considered to form part of the SPB and are therefore not subject to the legal and regulatory framework applicable to the payments industry in Brazil, including the requirement to obtain authorization from the Central Bank, although they are required to report certain operational information to the Central Bank on an annual basis and the Central Bank can issue an order requiring these payment schemes to apply for authorization to be part of the SPB on a case-by-case basis. In case an operational threshold is met, the payment scheme become part of the SPB and an application must be filed, but the payment scheme can continue to operate as usual until the authorization is granted by the Central Bank.

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Limited-purpose payment schemes are not considered as part of the SPB and, therefore, not subject to the legal and regulatory framework applicable to the payments industry in Brazil, including the requirement to obtain Central Bank authorization. Limited-purpose payment schemes are those whose payment orders are: (i) accepted only at the network of merchants that clearly presents the same visual identity as the issuer, such as franchisees and other merchant licensed to use the issuer’s brand; (ii) intended for payment of specific public services, such as public transportation and public telecommunications, or (iii) related to employee benefits established by law (such as meal vouchers).

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Certain types of payment schemes have specific exemptions from the requirement to obtain authorization from the Central Bank. This applies, for example, to payment schemes set up by governmental authorities and closed-loop payment schemes set up by certain financial institutions and closed-loop payment schemes set up by an authorized payment institution in which financial settlement of payment transactions are carried out exclusively using the book-transfer method.

Moreover, there are two key types of payment schemes:

(i)

Closed-loop payment scheme (arranjos de pagamento fechados), in which payment services (management of payment account, issuance and acquiring) are all carried out by the same entity that is the payment scheme owner or by an entity that controls or is controlled by or is under the same control of the payment scheme owner; and

(ii)	Open-loop payment schemes (arranjos de pagamento abertos): all other payment schemes that do not fall under the closed-loop category.

Payment Scheme Owners

Payment scheme owners, for Brazilian regulatory purposes, are the legal entities responsible for managing the rules, procedures and the use of the brand associated with a payment scheme. Central Bank regulations require that payment scheme owners must be incorporated in Brazil, must have a corporate purpose compatible with payments activities, and must have the technical, operational, organizational, administrative and financial capacity to meet their obligations. They must also have clear and effective corporate governance mechanisms that are appropriate for the needs of payment institutions and the users of payment schemes and rules and procedures contemplating risk management of the participants, minimum operational requirements to be observed by the participants, monitoring of fraudulent actions, settlement of transactions among participants, interoperability mechanism, among others.

Payment scheme settlors that are responsible for managing open payments schemes part of the SPB are also subject to: (i) rules that impose the creation of internal control systems and procedures; (ii) bank secrecy rules; (iii) administrative sanctioning process of the Central Bank; and (iv) the application of preventive measures by the Central Bank, in order to ensure the soundness, efficiency and regular functioning of payment schemes.

Payment Institutions

Payment institutions are classified into the following types under Brazilian regulations, as per Circular No. 3,885, which replaced former Circular No. 3,683:

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Issuers of electronic currency (i.e., e-money, generally in the form of prepaid deposits): these payment institutions manage prepaid payment accounts for cardholders or end-users, carry out payment transactions using electronic currency deposited into these pre-paid such accounts, and convert the deposits into physical or book-entry currency or vice versa.

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Issuers of post-paid payment instruments (principally credit cards): these payment institutions manage payment accounts where the cardholder or end-user intends to make payment on a post-paid basis. They carry out payment transactions using these post-paid accounts.

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Acquirers: these payment institutions do not manage payment accounts, but enable merchants to accept payment instruments issued by a payment institution or by a financial institution that participates in a payment scheme. They participate in the settlement process for payment transactions by receiving the payment from the issuer of the prepaid or post-paid instrument, and settling with the merchant.

As for payment schemes, the regulations apply only to payment institutions that are relevant and thus considered part of the SPB, including the requirement to obtain Central Bank authorization. This depend on certain features, such as the annual cash value of transactions handled by the payment institution or the value of funds maintained in prepaid payment accounts. Payment institutions below the relevant operational threshold can start operations and carry out payment activities immediately, provided that, in case of open-loop payment schemes, they have been granted with a license by the payment scheme owner. While operating below the relevant operational threshold, the payment institutions only need to comply with certain reporting requirements. Once the payment institutions reach the relevant operational thresholds, they need to file the authorization request, but the regulations determined that such entities continue rendering payment services while their applications are being analyzed by the Central Bank. Also, certain financial institutions are waived from requiring an authorization from the Central Bank to render certain payment services. Furthermore, certain payment institutions are not subject to the legal and regulatory framework applicable to the payments industry in Brazil. This applies, for example, to payment institutions that only participate in limited-purpose payment schemes and payment institutions that provide services in the scope of programs set up by governmental authorities and payment schemes related to employee benefits established by law.

A payment institution must be incorporated in Brazil and must have a corporate purpose that is compatible with payments activities and, once they become part of the SPB, as described above, they must comply with several requirements. The CMN and Central Bank regulations applicable to payment institutions that are part to the SPB cover a wide variety of issues, including : (i) homologation by the Central Bank of officers and directors; (ii) the transfer of corporate control requires prior approval of the Central Bank; (iii) minimum corporate capital and net equity; (iv) implementation of internal controls and procedures; (v) constitution of an ombudsman’s office; (vi) preparation of accounting statements pursuant to the Standard Chart of Accounts of the National Financial System (Plano Contábil das Instituições do Sistema Financeiro Nacional - COSIF); (vii) implementation of operational, liquidity and credit risk management structures; (viii) anti-money laundering and know-your-client requirements; (ix) banking secrecy rules; (x) settlement of payment transactions arising under open-loop payment schemes at the centralized settlement system of the Brazilian Interbank Payments Clearinghouse (CIP); and (xi) administrative penalties for noncompliance, among others.

The regulations applicable to payment institutions also cover “payment accounts” (contas de pagamento), which are the end-user accounts, in registered (i.e., book-entry) form, which are opened with payment institutions that are issuers of prepaid or post-paid instruments and used for carrying out each payment transaction. Circular No. 3,860/2013 classifies payment accounts into two types:

•	Prepaid payment accounts: where the funds have been deposited into the payment account in advance of the intended payment transaction.

•	Post-paid payment accounts: where the payment transaction is intended to be performed regardless of whether or not funds have been deposited into the payment account in advance.

In order to provide protection from bankruptcy, Law No. 12,865/2013 sets forth that funds deposited in prepaid payment accounts are considered segregate net equity (patrimônio segregado), i.e. such funds are segregated from the payment institution’s own assets. In addition, in order to enforce such legal provision, the payment institution must hold all the funds deposited in the prepaid payment account in certain specified instruments, either (i) in a specific account with the Central Bank that does not pay interest; or (ii) in federal government bonds registered with the SELIC (Sistema Especial de Liquidação e de Custódia), the Central Bank’s overnight rate. In this regard, PagSeguro Brazil’s activities as a payment instution issuer of electronic currency (prepaid account management) have 100% of all deposits received invested in such instruments and protected from PagSeguro Brazil’s bankruptcy.

PagSeguro Brazil’s Regulatory Position

In December 2014, PagSeguro Brazil applied to the Central Bank for the following authorizations:

1.

Authorization as a payment institution, as an issuer of prepaid electronic money. This application relates to the PagBank digital checking account and to our issuance of PagSeguro electronic currency and prepaid cards. The application regarding the PagBank digital checking account relates to our rules and our brand, and the application regarding our prepaid cards relates to the third-party payment schemes within which the cards are issued.

2.	Authorization as a payment institution, as an acquirer.

These authorizations were formally approved on October 17, 2018.

PagSeguro Brazil is also a payment scheme owner of a closed-loop payment scheme not forming part of the SPB, which relates to peer to peer transfers between accounts opened by our clients within the PagBank digital checking account, using our rules applying to the PagBank digital checking account and our brand. Since this payment scheme does not form part of the SPB it does not currently require Central Bank authorization; however, we are required to report certain operational information regarding this scheme to the Central Bank on an annual basis, such as the number of users and the annual cash value of our peer to peer transfer transactions.

PagSeguro Brazil also applied to the Central Bank in February 2019 for authorization to conduct activities as a payment institution in order to act as an issuer of post-paid cards within third-party payment scheme. This authorization was formally approved on March 16, 2019.

Law No. 12,865/2013 prohibits payment institutions from performing activities that are restricted to financial institutions, which are regulated by Law No. 4,595/1964. There is some debate under Brazilian law as to whether providing early payment of receivables to merchants could be characterized as “lending,” which is an activity that is restricted to financial institutions. Similarly, there is some debate as to whether the discount rates applicable to this early payment feature should be considered as “interest,” in which case the limits set by the Brazilian Usury Law would apply to these rates. In this sense, the Central Bank Office of Legal Counsel (Procuradoria-Geral do Banco Central) issued a legal opinion that (i) advance of merchants’ trade receivables (credit card installment receivables backed by executed and paid transaction) to them relates to the early payment of an obligation and should not be confused to an activity that is restricted to financial institutions; and (ii) discount rates applicable to this prepayment mechanism are subject to the limits set by the Brazilian Usury Law.

For transactions that form part of the Brazilian financial system, financial institutions may set interest rates freely, provided that they are not excessive for consumers. For transactions that do not form part of the Brazilian financial system, historically, the Brazilian Usury Law (Decree-Law No. 22,623/1933) capped interest rates at 12% per year. Subsequently, the Brazilian Civil Code, which replaced the Usury Law, capped interest rates at two times the interest rates applicable to the National Treasury (Fazenda Nacional), which is currently the SELIC rate (although there is some legal debate as to whether the Brazilian Civil Code has effectively replaced the original Brazilian Usury Law). As a result, if the discount rate that we charge merchants for early payment of their receivables is considered to be “interest,” it would be capped at two times the SELIC rate. This limitation is mitigated by the FIDC that we use to finance our early payment of receivables feature.

Operations and Register of Receivables from Payment Arrangements

On June 27, 2019, the CMN and the Central Bank published Resolution No. 4,734 and Circular No. 3,952, which regulate (i) the prepayment and discount operations related to receivables from credit and debit payment instruments issued under the SPB; (ii) credit operations guaranteed by such receivables; and (iii) the constitution of liens and encumbrances on the receivables.

This regulatory framework intends to provide greater efficiency and security for the prepayment, discount and credit operations guaranteed by receivables from payment arrangements by merchants, increasing competition and thus reducing the cost of credit.

New obligations include the guidelines applicable to the establishment of liens and encumbrances on credit and debit payment instruments due to credit operations with financial institutions, minimum provisions regarding the guarantees to credit operations in the applicable contracts and the registration of liens and encumbrances created (or dissolved, due to the full performance of the credit obligation or if there is a surplus of the balance of the operation) on such assets.

Resolution No. 4,734 requires that the amount of receivables perfected into guarantees for a certain credit transaction be limited to the outstanding balance of the transaction or to the maximum limit granted, in the case of an extension of a non-dischargeable credit facility by a financial institution on an absolute and unilateral basis.

Circular No. 3,952/2019 sets forth the procedures for the registration of receivables and the obligation of a convention between the entities authorized, or in the process of obtaining authorization, to register receivables as financial assets, in order to stablish the procedures of the exchange of information, interoperability and standardization of the registration guidelines between registration systems and participants in the structure. The provisions of Circular No. 3,952/2019 regarding such agreement are already in force, and the convention between registering entities must be submitted for approval by the Central Bank within 120 days of the publication of Circular No. 3,952/2019.

If we fail to comply with the requirements of the Brazilian legal and regulatory frameworks, we could be prevented from carrying out our regulated activities, we could be (i) required to pay substantial fines (including per transaction fines) and subject to disgorgement of our profits, (ii) required to change our business practices or (iii) subjected to insolvency procedures such as an intervention by the Central Bank and the out-of-court liquidation of PagSeguro Brazil. We could also be subject to private lawsuits. For additional information, see “Risk Factors—Risks Relating to Our Business and Industry—Our business is subject to extensive government regulation and oversight and our status under these regulations may change. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability and force us to change our business practices, any of which could seriously harm our business and results of operations.”

The Central Bank also regulates our international transfers of funds under foreign exchange regulations. Compliance with these rules is mandatory and any failure to comply may result in penalties against us.

The Central Bank’s regulations also allow payment schemes to set additional rules for entities that use their brands. Since we participate in these third-party payment schemes, we must comply with their rules in order to continue accepting payments from payment instruments bearing their brands.

Anti-Money Laundering Rules

We comply with all anti-money laundering, or AML, rules applicable to us and have implemented policies and procedures to report suspicious activities to the authorities, including any suspected terrorism financing and other potentially illegal activities.

Our activities in Brazil are subject to Brazilian laws and regulations relating to anti-money laundering, or AML, terrorism financing and other potentially illegal activities. These rules require us to implement policies and internal procedures to monitor and identify suspicious transactions, which must be duly reported to the relevant authorities. We have implemented all the required policies and internal procedures to ensure full compliance with these rules and regulations, including structuring a risk and fraud division led by a risk officer. Our employees are trained and informed of our policies and internal procedures and their compliance is mandatory and supervised.

The Brazilian anti-money laundering law establishes the basic framework to prevent and punish money laundering as a crime. It prohibits the concealment or dissimulation of origin, location, availability, handling or ownership of assets, rights or financial resources directly or indirectly originated from crimes, subjecting the agents of these illegal practices to imprisonment, temporary disqualification from managing enterprises up to 10 years and monetary fines.

The Brazilian anti-money laundering law also created the Financial Activities Control Council, or COAF, which is the Brazilian financial intelligence unit that operates under the jurisdiction of the Ministry of Finance. COAF performs a key role in the Brazilian anti-money laundering and counter-terrorism financing system, and its legal responsibility is to coordinate the mechanisms for international cooperation and information exchange.

On August 20, 2019, the Brazilian president published Provisional Measure No. 893/2019, which transferred COAF to the administrative structure of the Central Bank and changed its name to the Financial Intelligence Unit, or UIF. Provisional Measure No. 893/2019 entered into force on the date of its publication and must be approved by the National Congress within 120 days in order to be converted into law. If Provisional Measure No. 893/2019 is not converted into law by the end of this period, it will lose its validity and COAF will maintain its current structure.

In compliance with the Brazilian anti-money laundering law, payment institutions in Brazil must establish internal control and procedures aiming at:

•	identifying and knowing their clients;

•	checking the compatibility between the movement of funds of a client and such client’s economic and financial capacity;

•	checking the origin of funds;

•	carrying out a prior analysis of new products and services, under the perspective of money laundering prevention;

•	controls, resources and monitoring systems for the rapid detection and reporting of suspicious activity;

•	controls, resources and monitoring systems for the rapid detection and reporting of suspicious activity;

•	compliance with all applicable regulatory requirements for recordkeeping and reporting;

•	keeping records of all transactions;

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applying special attention to (i) unusual transactions or proposed transactions with no apparent economic or legal basis; (ii) client and transactions for which the UBO cannot be identified; and (iii) situations in which it is not possible to keep the clients’ identification records duly updated;

•	offering anti-money laundering training for employees;

•	monitoring transactions and situations which could be considered suspicious for anti-money laundering purposes;

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reporting to COAF the occurrence of suspicious transactions, as required under applicable regulations, and also, at least once a year, whether or not suspicious transactions are verified, in order to certify the non-occurrence of transactions subject to reporting to COAF (negative report); and

•	ensuring that policies, procedures and internal controls are commensurate with the size and volume of transactions.

Regulation of Banking Activities

In January 2019, we acquired BBN Banco Brasileiro de Negócios S.A. (renamed BancoSeguro S.A. in February 2019), or BancoSeguro, through BS Holding Financeira Ltda., or BS Holding, a holding company incorporated under PagSeguro Digital, whose sole purpose is to hold interest in financial institutions, as required by current banking regulations. BancoSeguro holds a multi-bank license to provide financial services, has commercial and investment bank portfolios, and is duly authorized by the Central Bank pursuant to CMN Resolutions No. 2,099/1994 and No. 4,122/12 to perform banking operations in accordance with current regulation.

Banking activities in Brazil are governed by Law No. 4,594/1964, which created the CMN, responsible for, among others, regulating the establishment and operation of financial entities, and empowered the Central Bank to supervise public and private financial institutions and, when needed, apply the penalties set forth in the law to such institutions. The Central Bank also controls and approves the operation, transfer of control, and corporate reorganization of financial institutions, as well as the transfer of the location of its branches (in Brazil or abroad). CMN and the Central Bank created a vast regulatory framework regulating the National Financial System which may impact BancoSeguro’s operations and future products.

In this regard, BancoSeguro must observe certain key governance, compliance and supervision requirements applicable to all the institutions part of the National Financial System, such as:

•	minimum capital requirements;

•	compulsory deposits requirements;

•	fixed asset investment limits;

•	limits to exposure on foregin currency;

•	limits to charge fees and commissions for certain financial services;

•	banking secrecy rules;

•	requirements regarding the establishment of internal controls and procedures;

•	requirements regarding implementation of risk management structures;

•	observation of know your costumer and anti-money laundering rules;

•	constitution of ombudsman office;

•	preparation of accounting statements pursuant to the Standard Chart of Accounts of the National Financial System (Plano Contábil das Instituições do Sistema Financeiro Nacional - COSIF);

•	anti-money laundering, anti-terrorist and know-your-client requirements, administrative penalties for noncompliance;

•	additional regulations from other agencies that are specific to banking activities, such as the CVM’s fundraising rules;

•	cybersecurity regulations, notably Resolution No. 4,658/2018;

•

limits to acquire real estate properties not intended to be used by the institution, except when such properties are received as payment of non-performing or doubtful loans, or when expressly authorized by the Central Bank, and in accordance with rules to be issued by the CMN; and

•	requirements to operate with related parties, as described in Resolution CMN No. 4,693/2018.

Financial institutions are also members of the SPB. Under the SPB, the Central Bank has control over the banks’ reserve accounts through the STR – Reserve Transfer System, a computerized system which enables the on line transfer of funds between financial institutions and constitutes a strict control of bank balances.

In addition to regulations affecting the financial system, BancoSeguro is also subject to laws relating anti-money laundering, banking secrecy laws, consumer protection laws, tax laws and other regulations applicable to Brazilian companies generally, as discussed above.

If BancoSeguro fails to comply with the requirements of the National Finance System, BancoSeguro could be prevented from carrying out its regulated activities and could be (i) required to pay substantial fines (including per transaction fines) and subject to disgorgement of our profits, (ii) required to change our business practices or (iii) subjected to insolvency procedures such as an intervention by the Central Bank and the out-of-court liquidation.

E-Commerce, Banking Secrecy, Data Protection, Consumer Protection and Taxes

In addition to regulations affecting digital payment schemes, we are also subject to laws relating to Internet activities and e-commerce, as well as banking secrecy laws, consumer protection laws, tax laws and other regulations applicable to Brazilian companies generally. Internet activities in

Brazil are regulated by Law No. 12,965/2014, known as the Brazilian Civil Rights Framework for the Internet, which embodies a substantial set of rights and obligations relating to Internet service providers. This law exempts intermediary platforms such as PagSeguro from liability for activities carried out by their users. Since there are no settled court decisions in this area, however, it is still possible that we may be subject to joint civil liability for activities carried out by our users.

Law No. 8,078/1990, known as the Consumer Protection Code, regulates consumer relations in Brazil, including matters such as: commercial practices; product and service liability; areas where suppliers of products or services are subject to strict liability; the reversal of the burden of proof so as to benefit consumers; the joint and several liability of all companies within a supply chain; unfair contract terms; advertising; and information on products and services that are offered to the public. Consumers have the right to receive clear and accurate information regarding retail products and services, with correct specification of characteristics, structure, quality, price, risks, and consumers’ rights to access and amend personal information collected about them and stored in private databases.

Customer accounts on our digital platform are subject to data protection under the Brazilian Civil Rights Framework for the Internet and bank secrecy laws (Complementary Law 105/01 c/c/ Article 17 of the CMN’s Resolution No. 4,282/13). We are also subject to trademark protection rules, and to tax laws and related obligations such as the rules governing the sharing of customer information with tax and financial authorities. It is unclear whether the tax and regulatory authorities would seek to obtain information regarding our customers. Any such request could come into conflict with the data protection rules, which could create risks for our business.

The laws and regulations applicable to the Brazilian digital payments industry are subject to ongoing interpretation and change, and our digital payments business may become subject to regulation by other authorities. For further information on the risks relating to regulation of business, please see “Item 3. Key Information—Risk Factors—Risks Relating to our Business and Industry.”

PRINCIPAL AND SELLING SHAREHOLDERS

The table below contains information regarding the beneficial ownership of PagSeguro Digital’s Class A common shares and Class B common shares by UOL (the Selling Shareholder, our controlling shareholder and parent company), our major shareholders and members of our management, as a single group (1) immediately prior to the completion of this offering, (2) following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares from UOL, and (3) following the sale of Class A common shares in this offering, assuming the underwriters’ option to purchase additional common shares from UOL is exercised in full.

Beneficial ownership, which is determined under SEC rules, generally includes voting or investment power over securities or the right to receive the economic benefit of ownership of the securities. We believe that each shareholder identified in the table below possesses sole voting and investment power over all the Class A common shares or Class B common shares shown as beneficially owned by the shareholder in the table. Common shares subject to options, warrants or rights that are exercisable at the time of completion of this offering, or that will be exercisable within 60 days thereafter (which in the case of the Company, only consist of Class A common shares), are considered to be outstanding and beneficially owned by the person who holds such options, warrants or rights for purposes of computing that person’s common share ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:

•

immediately prior to the completion of this offering: 163,207,795 Class A common shares (including treasury shares) and 165,620,861 Class B common shares (without accounting for the shares to be sold by UOL in this offering, which will be converted from Class B common shares to Class A common shares in a preliminary step prior to that sale);

•

following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares from UOL (which shares would convert from Class B common shares to Class A common shares upon such sale): 179,957,795 Class A common shares (including treasury shares) and 148,870,861 Class B common shares; and

•

following the sale of Class A common shares in this offering, assuming exercise in full of the underwriters’ option to purchase additional Class A common shares from UOL (which shares would convert from Class B common shares to Class A common shares upon such sale): 182,470,295 Class A common shares (including treasury shares) and 146,358,361 Class B common shares.

The holders of our Class A common shares and Class B common shares have identical rights, except that UOL as holder of Class B common shares (i) is entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share (ii) has certain conversion rights and (iii) is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information, see “Description of Share Capital—Preemptive or Similar Rights” and “Description of Share Capital—Conversion” in the accompanying prospectus. Each Class B common share is convertible into one Class A common share. At the closing of this offering, all of the common shares to be sold by UOL will be converted from Class B common shares to Class A common shares. UOL will not own any Class A common shares after completing the offering.

As of June 30, 2019, approximately 91.6% of our Class A common shares (including treasury shares) were held of record by 191 record holders in the United States, and 0% of our Class B common shares were held of record in the United States.

	Shares Beneficially Owned Prior to Offering(1)				% of Total Voting Power Before Offering(1)	Shares To Be Sold In Offering	Shares Beneficially Owned After Offering Without Exercise of Underwriters’ Option				% of Total Voting Power After Offering Without Exercise of Underwriters’ Option(2)	Additional Common Shares To Be Sold In Offering With Full Exercise of Underwriters’ Option	Shares Beneficially Owned After Offering With Full Exercise of Underwriters’ Option				% of Total Voting Power After Offering With Full Exercise of Underwriters’ Option(1)
	Class A		Class B				Class A		Class B				Class A		Class B
Name	Shares	%	Shares	%			Shares	%	Shares	%			Shares	%	Share	%
Universo Online S.A.(3)	—	—	165,620,861	100.0%	91.1%	16,750,000	—	—	148,870,861	100.0%	89.2%	2,512,500	—	—	146,358,361	100.0%	88.9%
Capital World lnvestors(4)	49,200,911	30.1%	—	—	2.7%	—	49,200,911	30.1%	—	—	2.9%	—	49,200,911	30.1%	—	—	3.0%
Artisan Partners LP(5)	10,449,484	6.4%	—	—	0.6%	—	10,449,484	6.4%	—	—	0.6%	—	10,449,484	6.4%	—	—	0.6%
Melvin Capital Management L.P.(6)	9,462,327	5.8%	—	—	0.5%	—	9,462,327	5.8%	—	—	0.6%	—	9,462,327	5.8%	—	—	0.6%
Janus Capital Management LLP(7)	8,226,841	5.0%	—	—	0.5%	—	8,226,841	5.0%	—	—	0.5%	—	8,226,841	5.0%	—	—	0.5%
Treasury	503,642	0.3%	—	—	0.0%	—	503,642	0.3%	—	—	0.0%	—	503,642	0.3%	—	—	0.0%
Management	4,064,407	2.5%	—	—	0.2%	—	4,064,407	2.5%	—	—	0.2%	—	4,064,407	2.5%	—	—	0.2%

Total	81,907,612	50.2%	165,620,861	100.0%	95.6%	16,750,000	81,907,612	50.2%	148,870,861	100.0%	94.0%	2,512,500	81,907,612	50.2%	146,358,361	100.0%	93.8%

(1)	Without accounting for the shares to be sold by UOL in this offering, which will be converted from Class B common shares to Class A common shares in a preliminary step prior to that sale.
(2)

Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. UOL as holder of our Class B common shares is entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of Share Capital—Voting Rights” in the accompanying prospectus.

(3)

The following persons are beneficial owners of 5% or more of PagSeguro Digital’s Class A common shares and Class B common shares indirectly through their ownership interests in UOL, considering UOL’s share capital on a fully diluted basis (excluding UOL’s treasury shares): ((i) OFL Participações S.A., which holds a 64.46% ownership interest in UOL on a fully diluted basis (not considering treasury shares), (ii) João Alves de Queiroz Filho, who holds a 14.90% ownership interest in UOL on a fully diluted basis (not considering treasury shares), (iii) Negotio Magni, S.A. de C.V., which holds a 10.81% ownership interest in UOL on a fully diluted basis (not considering treasury shares), and (iv) BTG Pactual Principal Investments Fundo de Investimento em Participações, which holds a 6.46% ownership interest in UOL on a fully diluted basis (not considering treasury shares). The following persons hold ownership interests in OFL Participações S.A.: (i) Empresa Folha da Manhã S.A., which holds a 33.23% non-voting direct ownership interest in OFL Participações S.A., and (ii) Luiz Frias, who holds a 66.27% voting direct ownership interest and a 8.76% non-voting indirect ownership interest in OFL Participações S.A. Luiz Frias also holds a 2.04% direct ownership interest in UOL. The principal business address of Universo Online S.A. and Luiz Frias is Avenida Brigadeiro Faria Lima, 1384, 01452-002 São Paulo – SP, Brazil. The principal business address of OFL Participações S.A. is Avenida Brigadeiro Faria Lima, 1384, Andar 11, Sala F, 01452-002 São Paulo—SP, Brazil. The principal business address of João Alves de Queiroz Filho is Av. Brigadeiro Faria Lima, 2277, 6th floor, São Paulo – SP, Brazil, 01452-000. The principal business address of Negotio Magni, S.A. de C.V. is Av. Chapultepec, 218, Col. Roma Norte, Mexico City, DF 06700 – Mexico. The principal business address of BTG Pactual Principal Investments Fundo de Investimento em Participações is Av. Brigadeiro Faria Lima, 3729, São Paulo – SP, Brazil, 04538-133.

(4)

Consists of shares beneficially owned by Capital World Investors, a division of Capital Research and Management Company, or CRMC. Capital World Investors divisions of CRMC and Capital International Limited collectively provide investment management services under the name Capital World Investors. As of January 31, 2018, New World Fund, Inc., a client of Capital World Investors has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our Class A common shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA, USA 90071.

(5)	Consists of shares beneficially owned by Artisan Partners LP. The address of Artisan Partners LP is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(6)	Consists of shares beneficially owned by Melvin Capital Management LP. The address of Melvin Capital Management LP is 537 Madison Avenue, 25th Floor, New York, NY 10022.
(7)	Consists of shares beneficially owned by Janus Capital Management LLP. The address of Janus Capital Management LLP is 151 Detroit Street, Denver, CO 80206.

TAXATION

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of Class A common shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder at the date hereof, which are subject to change. You should consult your own tax advisors as to the tax consequences of the acquisition, ownership and disposition of Class A common shares.

Cayman Islands Tax Considerations

The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Class A common shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

As a Cayman Islands exempted company with limited liability, we have received an undertaking from the Cabinet Office of the Cayman Islands, dated August 10, 2017, as to tax concessions pursuant to Section 6 of the Tax Concessions Law (1999 Revision). This undertaking provides that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations and, in addition, no such tax shall be payable:

(a)	on or in respect of our shares (including our Class A common shares), debentures or other obligations; or

(b)

by way of withholding in whole or in part of any payment of dividend or other distribution of income or capital to any holder of our shares (including our Class A common shares) or any payment of interest or other sums due under our debentures or other obligations.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of our Class A common shares. This discussion deals only with Class A common shares that are held as capital assets for U.S. federal income tax purposes by a United States Holder (generally property held for investment).

As used herein, the term “United States Holder” means a beneficial owner of our Class A common shares that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code (as defined below)) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person (as defined in Section 7701(a)(30) of the Code (as defined below)).

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing final, temporary and proposed regulations, administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and judicial decisions thereunder at the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a bank or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a person holding our Class A common shares in a retirement account or other tax-deferred account;

•	a tax-exempt organization;

•	a person holding our Class A common shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person who owns directly, indirectly or constructively, 10% or more of our stock by vote or value;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our Class A common shares, you should consult your tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, beneficial ownership and disposition of our Class A common shares.

Except where specifically described below, this discussion assumes that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. See the discussion under “—Passive Foreign Investment Company” below.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the alternative minimum tax or the effects of any state, local, non-United States tax laws or any estate and gift tax laws. If you are considering the purchase of our Class A common shares, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, beneficial ownership and disposition of our Class A common shares, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the Class A common shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis of the Class A common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution generally will be reported as a dividend.

With respect to non-corporate United States Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation so long as certain holding period and other requirements are met. A foreign corporation is treated as a qualified foreign corporation provided that (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a PFIC (as discussed below), and (ii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for purposes of the qualified dividend rules or (B) the stock with respect to dividends paid by that corporation is readily tradable on an established securities market in the United States, such as the NYSE. Our Class A common shares are listed on the NYSE.

We believe that dividends we pay on our Class A common shares will meet the conditions required for the reduced tax rate. There can be no assurance, however, that our Class A common shares will be considered readily tradable on an established securities market in later years. Non-corporate United States Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated (whether under a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

Any dividends that you receive will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

Passive Foreign Investment Company

We do not expect to be a PFIC for the current taxable year or any future year, based on our current business plans. However, whether we are a PFIC will be determined annually based upon the composition and nature of our income, the composition, nature and valuation of our assets (including goodwill), all of which are subject to change, and which may be determined in large part by reference to the market value of our shares, which may be volatile, and our corporate structure and the classification for U.S. federal income tax purposes of our subsidiaries. The determination of whether we are a PFIC will also depend upon the application of complex U.S. federal income tax rules concerning the classification of our assets (including goodwill) and income for this purpose, and the application of these rules is uncertain in some respects. Accordingly, due to the lack of directly applicable authority regarding the foregoing, there can be no assurance that the IRS will not challenge any determination by us that we are not a PFIC.

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, passive income (the “asset test”) or (ii) 75% or more of our gross income consists of passive income (the “income test”). For purposes of the asset test, any cash, including proceeds from the public offering, will generally be treated as a passive asset and the amount of cash held by us in any year will depend, in part, on when we spend the cash raised from the public offering and generated in our operations. Furthermore, to the extent any of our receivables are considered to give rise to passive income, such receivables will be considered passive assets for purposes of the asset test. In addition, the determination of our PFIC status will depend upon the nature of the assets acquired by us. Moreover, the determination of the value of our assets (including goodwill and certain other intangible assets) may depend on our market capitalization, and that market capitalization may fluctuate. Accordingly, there can be no assurance that we will satisfy the asset test in the current or any future year.

For purposes of the income test, passive income generally includes dividends, interest (including certain types of income that are equivalent to interest), royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), as well as gains from the sale of assets (such as stock) that produce passive income, foreign currency gains, and certain other categories of income. If we own (directly or indirectly) at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of determining whether we are a PFIC, as owning our proportionate share of the other corporation’s assets and as receiving directly our proportionate share of the other corporation’s income.

If we are or become a PFIC for any taxable year during which you hold our Class A common shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received on such Class A common shares and any gain realized from a sale or other disposition, including a pledge, of Class A common shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the Class A common shares. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Class A common shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year for individuals or corporations, as applicable, and the interest charge (at the rate generally applicable to underpayments of tax) will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our Class A common shares, you generally will be subject to the special tax rules described above for that year and for each subsequent year in which you hold the Class A common shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if you had sold our Class A common shares for its fair market value on the last day of the last taxable year during which we were a PFIC. If such an election is made, any gain from the deemed sale is generally treated as an excess distribution. You are urged to consult your own tax advisor about this election.

In lieu of being subject to the special tax rules relating to PFICs and excess distributions discussed above, you may make a mark-to-market election with respect to our Class A common shares provided such Class A common shares are treated as “marketable stock.” The Class A common shares generally will be treated as marketable stock if they are “regularly traded” on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations), such as the NYSE. Our Class A common shares are listed on the NYSE.

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of our Class A common shares at the end of the year over your adjusted tax basis in the Class A common shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Class A common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the Class A common shares will be increased by the amount of any income inclusions and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of our Class A common shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election. If you make a mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the reduced rate discussed above under “—Taxation of Dividends” would not apply.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Class A common shares are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election in the event that we are or become a PFIC.

If we are a PFIC for any taxable year during which you hold our Class A common shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. A United States Holder may not make a mark-to-market election with respect to the shares of any lower-tier PFIC. Thus, the mark-to-market election is not available to mitigate the adverse tax consequences attributable to any lower-tier PFIC.

You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You generally will be required to file Internal Revenue Service Form 8621 if you hold our Class A common shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding Class A common shares if we are considered a PFIC in any taxable year.

Sale, Exchange or Other Taxable Disposition

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the Class A common shares in an amount equal to the difference between the amount realized for the Class A common shares and your adjusted tax basis in the Class A common shares. Your initial tax basis in the Class A common shares will be the U.S. dollar value of the purchase price determined on the date of purchase. Subject to the discussion under “—Passive Foreign Investment Company” above, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you have held the Class A common shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you generally will be treated as U.S. source gain or loss.

Net Investment Income Tax

Certain United States Holders who are individuals, estates and trusts will be subject to a 3.8% federal tax on some or all of their “net investment income.” Net investment income generally includes gross income from dividends and gains from the sale of property (unless income is derived in the ordinary course of the conduct of a trade or business other than a trade or business that consists of certain passive or trading activities). United States Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this additional tax.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our Class A common shares and the proceeds from the sale, exchange or other disposition of our Class A common shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

In addition, if you are an individual, you should be aware that additional reporting requirements apply (including a requirement to file IRS Form 8938, Statement of Specified Foreign Assets) with respect to the holding of certain foreign financial assets, including stock of foreign issuers which is not held in an account maintained by certain financial institutions, if the aggregate value of all of such assets exceeds US$50,000 at the end of the taxable year or US$75,000 at any time during the taxable year. The thresholds are higher for individuals living outside of the United States and married couples filing jointly.

You are encouraged to consult your own tax advisors regarding the application of the information reporting rules to the Class A common shares and the application of these additional reporting requirements to your particular situation.

YOU ARE ENCOURAGED TO CONSULT YOUR OWN INDEPENDENT TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, BENEFICIAL OWNERSHIP AND DISPOSITION OF CLASS A COMMON SHARES.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 179,957,795 Class A common shares (including treasury shares) issued and outstanding, and 148,870,861 Class B common shares issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional common shares of UOL).

Lock-up Agreements

PagSeguro Digital, its executive officers and directors who will hold shares upon completion of this offering and UOL have agreed not to carry out any of the following actions regarding Class A common shares of PagSeguro Digital for 180 days after the date of this prospectus supplement, without first obtaining the written consent of the representatives of the underwriters:

•	offer, pledge, sell or contract to sell any Class A common shares;

•	sell any option or contract to purchase any Class A common shares;

•	purchase any option or contract to sell any Class A common shares;

•

grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any Class A common shares or any other securities so owned convertible into or exercisable or exchangeable for Class A common shares;

•	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common shares

(whether any of the transactions described above are to be settled by delivery of Class A common shares or other securities of our company, in cash, or otherwise), or file a registration statement with the Securities and Exchange Commission related to any of our Class A common shares.

These lock-up restrictions apply to Class A common shares of PagSeguro Digital and to securities convertible into or exercisable or exchangeable for Class A common shares of PagSeguro Digital.

These lock-up restrictions are, however, subject to certain exceptions, including any issuance of Class A common shares by PagSeguro Digital in connection with a merger, acquisition, joint venture or strategic participation entered into by us, provided that (i) the aggregate number of Class A common shares issued or issuable thereunder shall not exceed 25% of the total number of Class A common shares issued and outstanding as of the date of such merger, acquisition, joint venture or strategic participation, and (ii) the recipient of such Class A common shares shall have agreed with the representatives of the underwriters not to carry out any of the actions described above regarding such Class A common shares.

UNDERWRITING

We, the Selling Shareholder and the underwriters named below have entered into an underwriting agreement dated                     , 2019 with respect to the Class A common shares being offered. Under the terms and subject to the conditions contained in the underwriting agreement, the Selling Shareholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Selling Shareholder the number of Class A common shares set forth opposite its name below. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as joint bookrunners of this offering.

Underwriter	Number of Class A Common Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Total	16,750,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement if any of these Class A common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Subject to the terms and conditions set forth in the underwriting agreement, we and the Selling Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriters of officer’s certificates and certain certificates, letters and opinions from our local and international counsel, the Selling Shareholder’s local and international counsel and our independent auditors. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Class A common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of US$     per Class A common share. After the offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions payable by the Selling Shareholder, and proceeds, before expenses, to the Selling Shareholder. This information assumes either no exercise or full exercise by the underwriters of their option to purchase additional Class A common shares.

	Per Class A Common Share	Without Option	With Option
Public offering price	US$	US$	US$
Underwriting discounts and commissions Payable by the Selling Shareholder	US$	US$	US$
Proceeds, before expenses To the Selling Shareholder	US$	US$	US$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at US$             and are payable by the Selling Shareholder. The Selling Shareholder has agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$            .

Option to Purchase Additional Class A Common Shares

The Selling Shareholder, UOL, has granted an option to the underwriters, exercisable in whole or in part on a maximum of two occasions for 30 days after the date of this prospectus supplement, to purchase up to 2,512,500 additional Class A common shares at the public offering price listed on the cover page of this prospectus supplement. If the underwriters choose to purchase these shares, they will convert from Class B common shares to Class A common shares upon such sale. The underwriters may exercise this option solely to cover any sales by the underwriters of a greater number of Class A common shares than the total number set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A common shares proportionate to that underwriter’s initial amount reflected in the above table. The underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional Class A common shares.

No Sales of Similar Securities

We, our executive officers and directors who will hold shares upon completion of this offering, as well as UOL have agreed to certain lock-up restrictions regarding common shares of our company for 180 days after the date of this prospectus supplement. These restrictions are subject to certain exceptions. For further information, see the section of this prospectus supplement entitled “Common Shares Eligible for Future Sale.”

NYSE Listing

Our Class A common shares are currently listed on the NYSE under the symbol “PAGS.” Our Class A common shares are listed in registered form and are not certificated. The Class A common shares commenced trading on the NYSE on January 24, 2018. After our IPO, the Class A common shares represented 38.5% of our shares and 100% of our global public float. After our June 2018 follow-on offering, the Class A common shares represented 47.8% of our shares and 100% of our global public float. At the date of this prospectus supplement, a total of 4,064,407 new Class A common shares have been issued without cash consideration to certain members of our management who are beneficiaries under our LTIP, upon closing of our IPO and in the following months. After accounting for these issuances, the Class A common shares represented 49.6% of our shares and 100% of our global public float. Immediately after this offering, the Class A common shares will represent 54.7% of our shares (assuming no exercise of the underwriters’ option to purchase additional common shares from UOL) or 55.5% of our shares (assuming full exercise of the underwriters’ option to purchase additional common shares from UOL) and 100% of our global public float.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common shares. However, the representatives may engage in transactions that stabilize the price of the Class A common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A common shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A common shares or purchasing Class A common shares in the open market. In determining the source of Class A common shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market as compared to the price at which they may purchase shares through the option described above. “Naked” short sales are sales in excess of the underwriters’ option described above. The underwriters must close out any naked short position by purchasing Class A common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common shares or preventing or retarding a decline in the market price of our Class A common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise, in accordance with applicable laws and regulations.

Neither we, the Selling Shareholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common shares. In addition, neither we, the Selling Shareholder nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Class A Common Shares

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of Class A common shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking commercial banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The underwriters may enter into derivative transactions in connection with our Class A common shares, acting at the order and for the account of their clients. The underwriters may also purchase some of our Class A common shares offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Discretionary Sales

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of Class A common shares offered by them.

Pricing of the Offering

The offering price per Class A common share in this offering will be set based on a bookbuilding process and may be different from recent trading prices of our Class A common shares.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the Class A common shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A common shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other material or advertisements in connection with the Class A common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Argentina

The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Brazil

This is not a public offer (Oferta Pública) in Brazil. For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request only and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

This transaction has not been and will not be registered under Brazilian Federal Law No. 6,385/1976 or under any other Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobilários.

Therefore, as this prospectus supplement and the accompanying prospectus do not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets in Brazil, the offering and THE CLASS A COMMON SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL. DOCUMENTS RELATING TO THE CLASS A COMMON SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC, AS A PUBLIC OFFERING IN BRAZIL OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE CLASS A COMMON SHARES TO THE PUBLIC IN BRAZIL.

Cayman Islands

This prospectus supplement and the accompanying prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in the Cayman Islands.

European Economic Area

The Class A common shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Class A common shares or otherwise making them available to retail investors in the EEA has been or will be prepared. This prospectus supplement has been prepared on the basis that any offer of Class A common shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Class A common shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In relation to each Member State of the European Economic Area (each, a “Member State”) an offer to the public of our Class A common shares may not be made in that Member State, except that an offer to the public in that Member State of our Class A common shares may be made at any time under the following exemptions under the Prospectus Regulation:

(a)      to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)      to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)      in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our Class A common shares shall result in a requirement for the publication by us or any underwriter of a prospectus supplement or prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A common shares to be offered so as to enable an investor to decide to purchase our Class A common shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This prospectus supplement is being distributed only to, and is directed only at persons outside the United Kingdom or persons in the United Kingdom who are (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any Class A common shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a relevant person should not act or rely on this document or any of its contents. Persons into whose possession this prospectus supplement may come are required by the issuer and the underwriters to inform themselves about and to observe such restrictions. This prospectus supplement does not constitute a prospectus for the purposes of the Prospectus Regulation and is therefore not an approved prospectus for the purposes of, and as defined by, the Prospective Regulation (or Section 85 of the FSMA) and has not been approved by the Financial Conduct Authority or any other competent authority.

Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Class A common shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A common shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Class A common shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Class A common shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Class A common shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

United Arab Emirates

The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Furthermore, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority of the United Arab Emirates or the Dubai Financial Services Authority.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to

Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING

We estimate that the total expenses in connection with this offering, which will be paid by the Selling Shareholder other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in U.S. dollars)
Securities and Exchange Commission registration fee	US$100,642
Financial Industry Regulatory Authority filing fee	US$225,500
Printing and engraving expenses	US$50,000
Legal fees and expenses	US$900,000
Accounting fees and expenses	US$484,696
Miscellaneous costs	US$200,000

Total	US$1,960,838

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NYSE listing fee and the Financial Industry Regulatory Authority (FINRA) filing fee. The Selling Shareholder will pay a total of US$21.3 million in respect of underwriting discounts and commissions and certain expenses of the offering (assuming no exercise of the underwriters’ option to purchase additional common shares of UOL).

VALIDITY OF SECURITIES

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for PagSeguro Digital by Paul Hastings LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for PagSeguro Digital by Conyers Dill & Pearman, and for the underwriters by Maples and Calder. Legal matters as to Brazilian law will be passed upon for PagSeguro Digital by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, and for the underwriters by Pinheiro Neto Advogados.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the 2018 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

PagSeguro Digital has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at our headquarters at Avenida Brigadeiro Faria Lima, 1384, 01452-002 São Paulo – SP, Brazil. Our investor relations office can be reached at +55 (11) 3038-8123.

In addition, you may review copies of the materials we file with or furnish to the SEC without charge, and copies of all or any portion of such materials can be obtained at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

PROSPECTUS

PagSeguro Digital Ltd.

(Incorporated in the Cayman Islands)

Class A Common Shares

We may from time to time in one or more offerings offer and sell our Class A common shares. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 31 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities.

Our Class A common shares are currently listed on the New York Stock Exchange, or NYSE, under the symbol “PAGS”.

Investments in the securities involve risks. See “Risk Factors” on page 6 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2019.

ENFORCEMENT OF CIVIL LIABILITIES	27
TAXATION	30
SELLING SHAREHOLDERS	31
PLAN OF DISTRIBUTION	32
LEGAL MATTERS	35
EXPERTS	36

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

The following references in this prospectus have the meanings shown below:

•

“PagSeguro Digital” and the “Company” mean PagSeguro Digital Ltd., the company whose shares are being offered by this prospectus supplement and the accompany prospectus. PagSeguro Digital Ltd. is an exempted company with limited liability incorporated under the laws of the Cayman Islands.

•	“PagSeguro Brazil” means Pagseguro Internet S.A., our operating company, a sociedade anônima incorporated in Brazil. Pagseguro Internet S.A. is substantially wholly-owned by PagSeguro Digital Ltd.

•	“PagBank” means our digital banking ecosystem, having the free PagBank digital account as the core of the financial services provided to our clients, and the related banking services.

•

“PagBank digital account” means our free digital payment account, which is the core of our client offering for both merchants and consumers, centralizes all cash-in options, functionalities, services and cash-out options in a single ecosystem so that our clients can grow their businesses in a safe, affordable, scalable and simple way, all without needing a bank account. Our PagBank digital account offers eight cash-out options including wire and peer to peer transfers, QR code payments, bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, online purchasing through our eWallet, and in-person and online purchases or cash withdrawals using our PagSeguro prepaid and cash cards.

•	“We,” “us” and “our” mean PagSeguro Digital, PagSeguro Brazil and PagSeguro Brazil’s subsidiaries on a consolidated basis.

-ii-

•	“PagSeguro” means our digital payments business, which is operated by PagSeguro Brazil.

•	“UOL” mean Universo Online S.A., the controlling shareholder, of PagSeguro Digital.

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

-iii-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

WHERE YOU CAN FIND MORE INFORMATION

PagSeguro Digital has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our headquarters at Av. Brigadeiro Faria Lima, 1384, 4º andar, parte A, São Paulo, SP, 01451-001, Brazil. Our investor relations office can be reached at +55 11 3038-8127.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on April 16, 2019, and any amendments thereto, if any (the “2018 20-F”).

We incorporate by reference into this prospectus the following current reports on Form 6-K:

(1)	our current report on Form 6-K furnished to the SEC on May 31, 2019 relating to the minutes of our annual general meeting held on May 30, 2019; and

(2)

our current report on Form 6-K furnished to the SEC on August 15, 2019 including our unaudited condensed consolidated interim financial statements at June 30, 2019 and for the three and six-month periods ended June 30, 2019 and 2018.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Class A common shares offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: PagSeguro Digital Ltd., Av. Brigadeiro Faria Lima, 1384, 4º andar, parte A, São Paulo, SP, 01451-001, Brazil, phone: + 55 3038-8123, email: ir@pagseguro.com.

FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	the inherent risks related to the digital payments market, such as the interruption or failure of our computer or information technology systems;

•	our ability to innovate and respond to technological advances and changing customer demands;

•	the maintenance of tax incentives;

•	our ability to attract and retain qualified personnel;

•

general economic, political and business conditions in Brazil, particularly in the geographic markets we serve as well as any other countries we may serve in the future and their impact on our business, notably with respect to inflation;

•	labor disputes, employee strikes and other labor-related disruptions, including in connection with negotiations with unions;

•	management’s expectations and estimates concerning our future financial performance and financing plans and programs;

•	our interest rates and our level of debt and other fixed obligations;

•	inflation, appreciation, depreciation and devaluation of the real;

•	expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability;

•	our ability to anticipate market needs and develop and introduce new and enhanced products and service functionality to adapt to changes in our industry;

•	our anticipated growth and growth strategies and our ability to effectively manage that growth;

•	the impact of increased competition in our market, innovation by our competitors, and our ability to compete effectively;

•	our ability to successfully enter new markets and manage our expansion;

•	our ability to further penetrate our existing client base to grow our ecosystem;

•	our expectations concerning relationships with third parties and key suppliers;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•

the sufficiency of our cash and cash equivalents and cash generated from operations to meet our working capital and capital expenditure requirements, as well as our plans for the net proceeds from any offering;

•	our compliance with applicable regulatory and legislative developments and regulations and legislation that currently apply or become applicable to our business;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•

other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent Annual Report on Form 20-F, which is incorporated by reference herein.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

RISK FACTORS

Any investment in the Class A common shares involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our Class A common shares.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

PAGSEGURO DIGITAL LTD.

We are a disruptive provider of financial technology solutions focused primarily on consumers, Individual Entrepreneurs, Micro-Merchants, Small Companies and Medium-Sized Companies, or SMEs, in Brazil. Among our peers, we are the only financial technology provider in Brazil whose business model covers all of the following five pillars:

•	Multiple digital banking solutions

•	In-person payments via POS devices that we provide to merchants

•

Free PagBank digital accounts that we provide to our consumers and merchants with functionalities such as bill payments, top up prepaid mobile phone, Uber, Spotify and/or Google Play credits, wire transfers, peer to peer cash transfers, prepaid credit cards, cash cards, loans, investments, QR code payments, and payroll portability, among other digital banking services

•	Issuer of prepaid, cash and credit cards

•	Operate as a full acquirer

PagSeguro Digital is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office is located at Avenida Brigadeiro Faria Lima, 1384, 01452-002 São Paulo – SP, Brazil. Our investor relations office can be reached at +55 (11) 3038-8123 and our website address is www.pagseguro.uol.com.br. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

We intend to use the proceeds from the sale of the Class A common shares offered by us as set forth in the applicable prospectus supplement.

In the case of a secondary offering of Class A common shares, we will not receive any of the proceeds of the sale by any selling shareholders of the Class A common shares covered by this prospectus.

DESCRIPTION OF SHARE CAPITAL

PagSeguro Digital Ltd., the company whose shares may be offered by this prospectus, was incorporated on July 19, 2017 as a Cayman Islands exempted company with limited liability for an indefinite term. PagSeguro Digital’s principal executive office is located at Avenida Brigadeiro Faria Lima, 1384, 01452-002 São Paulo – SP, Brazil.

PagSeguro Digital’s affairs are governed principally by (1) its Memorandum and Articles of Association, (2) the Companies Law (2018 Revision) of the Cayman Islands, as amended, or the Companies Law, and (3) the common law of the Cayman Islands.

The following discussion summarizes the material terms of the Class A common shares of PagSeguro Digital which may be offered by this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to the Memorandum and Articles of Association. The form of the Memorandum and Articles of Association, which have been adopted, was filed as Exhibit 3.1 to the registration statement filed on Form F-1/A filed on January 10, 2018.

Share Capital

The Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions of our Memorandum and Articles of Association—Two Classes of Shares.”

At the date of this prospectus, PagSeguro Digital’s total authorized share capital was US$50,000, divided into 2,000,000,000 shares par value US$0.000025 each, of which:

•	1,096,667,746 shares are designated as Class A common shares; and

•	403,332,254 shares are designated as Class B common shares.

The remaining authorized but unissued shares are presently undesignated and may be issued by the Board of Directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

Treasury Stock

At the date of this prospectus, PagSeguro Digital has 503,642 Class A common shares and no Class B common shares in treasury.

Listing

Our Class A common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “PAGS.” Settlement of any Class A common shares offered pursuant to this prospectus is expected to take place on or about the completion date of the relevant offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. If your shares are registered in the name of DTC, you will not be a shareholder or member of the company. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares.

Our Class A common shares are listed in registered form and are not certificated.

Transfer Agent and Registrar

PagSeguro Digital has appointed American Stock Transfer & Trust Company, LLC as our agent in New York to maintain the shareholders’ register and to act as transfer agent, registrar and paying agent for the Class A common shares. Any Class A common shares offered pursuant to this prospectus will be traded on the NYSE in book-entry form. The transfer agent, registrar and paying agent’s address is 6201 15th Avenue, Brooklyn, NY, 11219, and its telephone number is +1 (800) 937-5449 or +1 (718) 921-8124.

Corporate Purpose

The corporate objects of PagSeguro Digital, as stated in the Memorandum of Association, are unrestricted and PagSeguro Digital has the authority to carry out any object not prohibited by any law, as provided by Section 7(4) of the Companies Law.

Issuances of Shares

Except as expressly provided in PagSeguro Digital’s Memorandum and Articles of Association, PagSeguro Digital’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Law. PagSeguro Digital is prohibited under its Articles of Association from issuing shares or warrants to bearer.

PagSeguro Digital’s Articles of Association provide that at any time that there are Class A common shares in issue additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profit, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to receive a number of Class B common shares that would allow them to maintain their proportional ownership interests in PagSeguro Digital. For more information see “—Preemptive or Similar Rights.”

PagSeguro Digital’s Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then outstanding Class A common shares.

Fiscal Year

PagSeguro Digital’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (i) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights” and “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

PagSeguro Digital’s Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(i)

Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(ii)	the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(iii)

the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if PagSeguro Digital issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in PagSeguro Digital. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, trusts solely for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities exclusively owned by the shareholder or their affiliates and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of the outstanding Class B common shares represents less than 10% of the combined voting power of the Class A common shares and Class B common shares then outstanding.

No class of PagSeguro Digital’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

Except as expressly provided in PagSeguro Digital’s Memorandum and Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not PagSeguro Digital is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which PagSeguro Digital is a party, or (2) any tender or exchange offer by PagSeguro Digital to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, PagSeguro Digital’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of PagSeguro Digital at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to PagSeguro Digital in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

As a Cayman Islands exempted company, PagSeguro Digital is not obliged by the Companies Law to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, PagSeguro Digital may, but is not required (unless required by the laws of the Cayman Islands), to hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

The Companies Law provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. PagSeguro Digital’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

PagSeguro Digital will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which is currently the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Law and PagSeguro Digital’s Articles of Association.

Pursuant to PagSeguro Digital’s Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors. If the chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within fifteen minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If PagSeguro Digital is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between PagSeguro Digital and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between PagSeguro Digital and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between PagSeguro Digital and any person or persons to waive or limit the same, shall apply PagSeguro Digital’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in PagSeguro Digital.

Changes to Capital

Pursuant to the Articles of Association, PagSeguro Digital may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

PagSeguro Digital’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Law and PagSeguro Digital’s Articles of Association, PagSeguro Digital may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase its own shares (including any redeemable shares); and

•	make a payment in respect of or the redemption purchase of its own shares in any manner authorized by the Companies Law, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of PagSeguro Digital may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE or any other form approved by the Company’s board of directors.

PagSeguro Digital’s Class A common shares are traded on the NYSE in book-entry form and may be transferred in accordance with PagSeguro Digital’s Articles of Association and NYSE’s rules and regulations.

However, PagSeguro Digital’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any ordinary share unless:

•	A fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to PagSeguro Digital in respect thereof;

•

the instrument of transfer is lodged with PagSeguro Digital, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in favor of PagSeguro Digital; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Law and the Articles of Association permit PagSeguro Digital to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of PagSeguro Digital, subject to the Companies Law, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.

On October 30, 2018, PagSeguro Digital announced the adoption of its share repurchase program in an aggregate amount of up to US$250 million in outstanding Class A common shares traded on the NYSE. PagSeguro Digital’s share repurchase program went into effect in the fourth quarter of 2018 and does not have a fixed expiration date. The program may be executed in compliance with Rule 10b-18 under the Exchange Act.

Dividends and Capitalization of Profits

PagSeguro Digital has not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Law, PagSeguro Digital’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to PagSeguro Digital. Except as otherwise provided by the rights attached to shares and the Articles of Association of PagSeguro Digital, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (ii) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of PagSeguro Digital’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

PagSeguro Digital is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while PagSeguro Digital’s shares are admitted to trading on NYSE, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal.

PagSeguro Digital’s directors are Luis Frias, Eduardo Alcaro, Maria Judith de Brito, Ricardo Dutra da Silva, Noemia Gushiken, Marcos de Barros Lisboa and Cleveland Prates Teixeira. Ms. Gushiken, Mr. Lisboa and Mr. Teixeira are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

Upon the completion by PagSeguro Digital of its IPO, the board of directors put in place an audit committee. See “Item 6. Directors, Senior Management and Employees—Audit Committee” to our 2018 20-F.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Articles of Association provide that PagSeguro Digital’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.

Subject to the provisions of the Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of PagSeguro Digital, including, subject to the Companies Law, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of PagSeguro Digital shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent PagSeguro Digital’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

Our registered Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, PagSeguro Digital must keep a register of shareholders that includes:

•

the names and addresses of the shareholders, a statement of the number and category of shares held by each member and whether such shares carry voting rights, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of PagSeguro Digital is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. The shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of PagSeguro Digital, the person or member aggrieved (or any shareholder of PagSeguro Digital, or PagSeguro Digital itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

PagSeguro Digital is an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies.

Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

PagSeguro Digital is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this annual report, PagSeguro Digital complies with the NYSE rules in lieu of following home country practice.

Anti-Takeover Provisions in our Memorandum and Articles of Association

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change in control of PagSeguro Digital or management that shareholders may consider favorable. In particular, the capital structure of PagSeguro Digital concentrates ownership of voting rights in the hands of UOL. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of PagSeguro Digital to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of PagSeguro Digital. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

The Class B common shares of PagSeguro Digital are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since it owns of all of the Class B common shares of PagSeguro Digital, UOL currently has the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as UOL has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of PagSeguro Digital, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that PagSeguro Digital has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of PagSeguro Digital.

Preferred Shares

PagSeguro Digital’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, PagSeguro Digital’s board of directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association, for what they believe in good faith to be in the best interests of PagSeguro Digital.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of PagSeguro Digital in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Law, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to PagSeguro Digital, general corporate claims against PagSeguro Digital by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by PagSeguro Digital’s Memorandum and Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against PagSeguro Digital, or derivative actions in PagSeguro Digital’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control PagSeguro Digital, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

Although no shareholders of PagSeguro Digital have formal registration rights, they or entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Law was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to PagSeguro Digital and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	PagSeguro Digital is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, PagSeguro Digital itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of PagSeguro Digital in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that PagSeguro Digital has a good case against the Defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Memorandum and Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under PagSeguro Digital’s Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. PagSeguro Digital’s Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning PagSeguro Digital or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PagSeguro Digital’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their company to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. PagSeguro Digital’s Articles of Association provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

A general notice may be given by a director to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to PagSeguro Digital’s Articles of Association and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. PagSeguro Digital’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, PagSeguro Digital’s Articles of Association do not provide for cumulative voting. As a result, the shareholders of PagSeguro Digital are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, PagSeguro Digital cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law, PagSeguro Digital may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote). PagSeguro Digital’s Articles of Association also give its board of directors authority to petition the Cayman Islands Court to wind up PagSeguro Digital.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under PagSeguro Digital’s Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to PagSeguro Digital’s Memorandum and Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, PagSeguro Digital’s Memorandum and Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by PagSeguro Digital’s Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on PagSeguro Digital’s shares. In addition, there are no provisions in the Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

ENFORCEMENT OF CIVIL LIABILITIES

PagSeguro Digital is registered under the laws of the Cayman Islands as an exempted company with limited liability. PagSeguro Digital is registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Conyers Dill & Pearman, PagSeguro Digital’s counsel as to Cayman Islands law, and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, PagSeguro Digital’s counsel as to Brazilian law, have advised that there is uncertainty as to whether the courts of the Cayman Islands or Brazil would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

PagSeguro Digital’s Cayman Islands counsel has informed us that the uncertainty with regards to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

PagSeguro Digital’s Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Substantially all of PagSeguro Digital’s assets are located outside the United States, in Brazil. In addition, all of the members of PagSeguro Digital’s board of directors and all of its officers are residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, any state in the United States or other jurisdiction outside Brazil.

As a result, two litigation scenarios may arise out of this transaction: (1) a claim being filed outside Brazil; and (2) a claim being filed in Brazil.

(1) A claim filed outside Brazil: In the case of a party filing a lawsuit related, for instance, to the offering within the United States or within any other country; or pursuing the enforcement of a foreign award based on civil liability provisions of the federal securities laws of the United States or the laws of any other country.

PagSeguro Digital believes that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. PagSeguro Digital believes that a judgment against it, the members of its board of directors or its executive officers obtained in the United States would be enforceable in Brazil upon recognition of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), or STJ. Decisions on interlocutory measures may likewise be enforced in Brazil in accordance with applicable laws. Recognition will occur, according to Article 963 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended), if the foreign decision:

•	fulfills all formalities required for its enforceability under the laws of the place or jurisdiction in which the decision was rendered;

•

is issued by a court or competent authority of the country in which the judgment is made, after proper service of process on the parties is made in accordance with applicable law, or after sufficient evidence of the parties’ absence has been given, as requested under the laws of the United States. If the service is made in Brazil, it must comply with the requirements of Brazilian law;

•	is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

•	is final and, therefore, not subject to appeal (res judicata) in the United States;

•	there is no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•

is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate over the place the award is rendered;

•	is accompanied by a sworn translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•	is not contrary to Brazilian national sovereignty, good morals or public policy and does not violate the dignity of the human person (as set forth in Brazilian law).

The judicial recognition process before the Brazilian Court of Justice may be time consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, PagSeguro Digital cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil. Upon its recognition by the STJ, the enforcement of the judgment is delegated to a lower federal court.

As established by article 965 of the Brazilian Code of Civil Procedures, after being recognized by the Brazilian Court of Justice the international judgment must be enforced before the competent federal court, at the request of the interested party and in accordance with Brazilian norms. This can also be time and money consuming.

(2) A claim filed in Brazil: PagSeguro Digital believes that original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable Brazilian laws and provided that Brazilian courts can assert jurisdiction over the particular lawsuit, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors. The application of a foreign body of law by Brazilian courts may be troublesome, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis.

In addition, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real property in Brazil, must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money, except in the case of (1) enforcement on an extrajudicial enforcement instrument (a title that shall be enforced in Brazilian courts without a review on the merits and enables the creditor with the possibility of immediate attachment of assets, or título executivo extrajudicial),; (2) enforcement of an award; (3) counterclaims; and (4) an exemption is provided by an international agreement or treaty to which Brazil is a signatory, as set forth under Article 83, 1st paragraph of the Brazilian Code of Civil Procedure.

If proceedings are brought in the courts of Brazil seeking to enforce PagSeguro Digital’s obligations with respect to our Class A common shares, claim and payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais.

PagSeguro Digital has also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

PagSeguro Digital has appointed Cogency Global Inc. as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the equity securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell equity securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the equity securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of equity securities beneficially owned by such selling shareholder and the number of equity securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to Class A common shares will set forth the terms of the offering of those Class A common shares, including the name or names of any underwriters or agents, the price of such Class A common shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those Class A common shares may be listed.

We and any selling shareholder may sell the Class A common shares:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the Class A common shares are listed will be described in the applicable prospectus supplement.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for PagSeguro Digital by Paul Hastings LLP. The validity of the Class A common shares offered pursuant to this prospectus and other legal matters as to Cayman Islands law will be passed upon for PagSeguro Digital by Conyers Dill & Pearman. Legal matters as to Brazilian law will be passed upon for PagSeguro Digital by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this registration statement by reference to the 2018 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FINANCIAL TECHNOLOGY
SOLUTIONS

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08/23
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PagSeguro

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Saldo disponível
R$ 15.500,00
A receber
R$ 1.200,00
Bloqueado
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CashBack últimos 30 dias R$ 502,00
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PagSeguro

FINANCIAL TECHNOLOGY
SOLUTIONS

16,750,000

Class A Common Shares

PAGSEGURO DIGITAL LTD.

PROSPECTUS SUPPLEMENT

Global Coordinators

Goldman Sachs	Morgan Stanley

                    , 2019

Through and including                     , 2019 (the 25th day after the date of this prospectus supplement), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus supplement. This is in addition to a dealer’s obligation to deliver a prospectus supplement when acting as an underwriter and with respect to an unsold allotment or subscription.